EXHIBIT 10.1

FIRST AMENDMENT
TO CREDIT AGREEMENT AND WAIVER

THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this “Amendment”), dated as of September 1, 2005, is entered into by and among WELLCARE HEALTH PLANS, INC. (formerly known as WellCare Group, Inc., successor by merger to WellCare Holdings, LLC), a Delaware corporation (the “Parent”), WCG HEALTH MANAGEMENT, INC. (formerly known as WellCare Health Plans, Inc.), a Delaware corporation (“WCGHM”), THE WELLCARE MANAGEMENT GROUP, INC., a New York corporation (“WMG”), and COMPREHENSIVE HEALTH MANAGEMENT, INC., a Florida corporation (“CHM”, and together with WCGHM and WMG, the “Borrowers” and each individually, a “Borrower”), each Person identified on the signature pages hereto as a “Subsidiary Guarantor”, the lenders identified on the signature pages hereto as the Existing Lenders (the “Existing Lenders”), the lenders identified on the signature pages hereto as the New Lenders (the “New Lenders”, and together with the Existing Lenders, the “Lenders”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH (formerly known as Credit Suisse First Boston), as the administrative agent (in such capacity, “Retiring Administrative Agent”), collateral agent (in such capacity, “Retiring Collateral Agent”) and issuing bank (in such capacity, “Retiring Issuing Bank”) under the Existing Credit Agreement (defined below), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, “Successor Administrative Agent”), collateral agent (in such capacity, “Successor Collateral Agent”) and issuing bank (in such capacity, “Successor Issuing Bank”) under the Amended Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrowers, the Parent, the Existing Lenders and the Retiring Agent are parties to that certain Credit Agreement dated as of May 13, 2004 (as amended, modified or supplemented from time to time, the “Existing Credit Agreement”);

WHEREAS, the Borrowers have requested (a) that the Existing Credit Agreement be amended as set forth herein and (b) certain waivers on the terms and conditions set forth herein; and

WHEREAS, the Lenders party hereto have agreed to (a) amend the Existing Credit Agreement and (b) provide certain waivers on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

PART 1
DEFINITIONS

SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.

“First Amendment Effective Date” has the meaning ascribed thereto in Subpart 4.1.

SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement.

PART 2
AMENDMENTS TO EXISTING CREDIT AGREEMENT

SUBPART 2.1 Amendments to Credit Agreement. The Existing Credit Agreement is hereby amended in its entirety to read in the form attached to this Amendment as Exhibit A. The modifications to the Existing Credit Agreement shall be effective as of the First Amendment Effective Date and shall apply from such date (and not retroactively) unless otherwise specifically set forth in the Amended Credit Agreement.

SUBPART 2.2 Schedules. Those certain Schedules attached to this Amendment shall replace the corresponding Schedules to the Existing Credit Agreement. All other Schedules to the Existing Credit Agreement shall not be modified or otherwise affected.

PART 3
WAIVER

Subject to the occurrence of the First Amendment Effective Date, the Lenders hereby waive, effective as of the First Amendment Effective Date, (a) any rights the Lenders may have resulting from the Borrowers’ and Parent’s failure to satisfy the Guarantee and Collateral Requirement by failing to cause one or more Subsidiaries to execute a supplement to the Guarantee and Collateral Agreement and the Borrowers’ and Parent’s failure to pledge the Equity Interests of any Subsidiary pursuant to the Guarantee and Collateral Agreement (the “Collateral Requirement Event”), (b) any rights the Lenders may have resulting from the Borrowers’ incurrence prior to the First Amendment Effective Date of Indebtedness in the form of letters of credit with an aggregate face amount of $21,617,000 (the “Indebtedness Event”) and (c) any rights the Lenders may have resulting from the Borrowers’ granting of Liens to secure their obligations with respect to such letters of credit (the “Lien Event” and together with the Collateral Requirement Event and the Indebtedness Event, the “Existing Events”). This waiver of the Existing Events is a one-time waiver and is granted only for the limited purposes set forth herein, shall be effective only in the specific circumstances provided for above and only for the purposes for which given. Except as waived pursuant to the terms of this Part 3 or amended pursuant to Part 2, the Existing Credit Agreement and all other Loan Documents shall continue in full force and effect.

PART 4
CONDITIONS TO EFFECTIVENESS

SUBPART 4.1 First Amendment Effective Date. This Amendment shall be and become effective as of the date on which all of the conditions set forth in this Part 4 shall have been satisfied (the “First Amendment Effective Date”) and thereafter this Amendment shall be known, and may be referred to, as the “First Amendment.”

SUBPART 4.2 Execution of Counterparts of Amendment. The Successor Administrative Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Successor Administrative Agent) of this Amendment, which collectively shall have been duly executed on behalf of each of the parties hereto.

SUBPART 4.3 Corporate Documents. The Successor Administrative Agent shall have received:

(a) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Loan Party certified to be true and correct as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a Responsible Officer of such Loan Party to be true and correct as of the First Amendment Effective Date.

(b) Bylaws. A copy of the bylaws or operating agreement of each Loan Party certified by a Responsible Officer of such Loan Party to be true and correct as of the First Amendment Effective Date.

(c) Resolutions. Copies of resolutions of the Board of Directors or comparable managing body of each Loan Party approving and adopting this Amendment and each Loan Document to which it is a party, the transactions contemplated herein and therein and authorizing execution and delivery hereof and thereof, certified by a Responsible Officer of such Loan Party to be true and correct and in force and effect as of the First Amendment Effective Date.

(d) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to each Loan Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (ii) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate taxing Governmental Authorities.

(e) Incumbency. An incumbency certificate of each Loan Party certified by a Responsible Officer to be true and correct as of the First Amendment Effective Date and a list of authorized signatories of such Loan Party.

SUBPART 4.4 Legal Opinions. The Successor Administrative Agent shall have received an opinion, or opinions (which shall cover, among other things, valid corporate existence, corporate power and authority, enforceability and absence of violation of law or regulation or conflicts with existing material contracts (including the Seller Note)), satisfactory to the Successor Administrative Agent, addressed to the Successor Administrative Agent and the Lenders, from legal counsel to the Loan Parties.

SUBPART 4.5 Officer’s Certificate. The Successor Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrowers as of the First Amendment Effective Date stating that (A) all governmental, shareholder and third party consents and approvals, if any, with respect to this Amendment and the transactions contemplated hereby have been obtained, (B) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any of the Loan Parties or any transaction contemplated by this Amendment or the Loan Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect, and (C) immediately after giving effect to this Amendment and all the transactions contemplated hereby to occur on the First Amendment Effective Date, (1) each of the Loan Parties is Solvent, (2) no Default or Event of Default exists, (3) all representations and warranties contained herein and in the Loan Documents (as amended hereby) are true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date) and (4) the Borrowers are in compliance with each of the financial covenants set forth in Article VI of the Amended Credit Agreement.

SUBPART 4.6 Financing Statements. The Successor Collateral Agent shall have received UCC-1 and UCC-3 financing statements for each appropriate jurisdiction as is necessary, in the Successor Collateral Agent’s reasonable discretion, to perfect the Successor Collateral Agent’s security interest in the Collateral.

SUBPART 4.7 Patriot Act Certificate. The Successor Administrative Agent shall have received a certificate satisfactory thereto, for the benefit of itself and the New Lenders, provided by each of the Borrowers that sets forth information required by the Patriot Act including, without limitation, the identity of the Borrowers and each other Loan Party, the name and address of the Borrowers, each other Loan Party and other information that will allow the Successor Administrative Agent or any New Lender, as applicable, to identify the Borrowers and each other Loan Party in accordance with the USA Patriot Act.

SUBPART 4.8 Payment of Fees. The Successor Administrative Agent shall have received all fees and expenses owed to the Lenders, the Successor Administrative Agent, any other agent and the Arrangers, including, without limitation, payment to the Successor Administrative Agent of the fees set forth in the Fee Letter (as defined in the Amended Credit Agreement).

SUBPART 4.9 Account Designation Letter. The Successor Administrative Agent shall have received the executed Account Designation Letter in the form of Exhibit B hereto.

SUBPART 4.10 Resignation and Assignment Agreement. The Successor Administrative Agent shall have received a Resignation and Assignment Agreement dated as of the date hereof executed by Wachovia Bank, National Association, CSFB (as defined below), the Borrowers and the Parent substantially in the form of the attached Exhibit C.

SUBPART 4.11 Compliance with Laws. The financings and other transactions contemplated by this Amendment shall be in compliance in all material respects with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

SUBPART 4.12 Liability, Casualty and Business Interruption Insurance. The Successor Administrative Agent shall have received, in form and substance satisfactory to the Successor Administrative Agent, copies of insurance policies or certificates of insurance evidencing liability and casualty insurance meeting the requirements set forth herein or in the Security Documents and business interruption insurance satisfactory to the Successor Administrative Agent. The Successor Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Successor Administrative Agent, that it will give the Successor Administrative Agent thirty (30) days’ prior written notice before any such policy or policies shall be altered or canceled.

SUBPART 4.13 Assignment Agreements. The Successor Administrative Agent shall have received, in form and substance satisfactory to the Successor Administrative Agent, executed assignment agreements pursuant to which each Existing Lender which will not be a Revolving Credit Lender after the First Amendment Effective Date assigns its Revolving Credit Commitment and outstanding Revolving Loans to Wachovia Bank, National Association.

SUBPART 4.14 Promissory Notes. The Successor Administrative Agent shall have received promissory notes executed by the Borrowers in favor of each New Lender that has requested that its Loans be evidenced by a promissory note.

SUBPART 4.15 Other. The Successor Administrative Agent shall have received such other documents, agreements or information which may be reasonably requested by the Successor Administrative Agent relating to the existence of the Loan Parties, the corporate authority for and the validity of this Amendment and the transactions contemplated hereby, and any other matters relevant hereto, all in form and substance satisfactory to the Successor Administrative Agent in its sole good faith discretion.

PART 5
ASSIGNMENTS AND ASSUMPTIONS

SUBPART 5.1 Assignment and Assumption. The Existing Lenders hereby sell and assign, without recourse, to the New Lenders, and the New Lenders hereby purchase and assume, without recourse, from the Existing Lenders, effective as of the First Amendment Effective Date, such interests in the Existing Lenders’ rights and obligations under the Existing Credit Agreement and the other Loan Documents (including, without limitation, the Commitments of the Existing Lenders on the First Amendment Effective Date and the Revolving Loans owing to the Existing Lenders which are outstanding on the First Amendment Effective Date) as shall be necessary in order to give effect to the reallocations of the Total Revolving Credit Commitment and the Revolving Credit Commitments, effected by the amendment to Schedule 2.1 to the Existing Credit Agreement pursuant to Subpart 2.2, whereupon each of the New Lenders shall be a party to the Amended Credit Agreement and have all of the rights and obligations of a Lender thereunder and under the other Loan Documents. Each Existing Lender hereby represents and warrants (a) that it is the lawful owner of the interests being assigned hereby, free and clear of any lien or other adverse claim and (b) that it is legally authorized to enter into this Amendment and this Amendment is the legal, valid and binding obligation of such Existing Lender, enforceable against it in accordance with its terms. The New Lenders shall make payment in exchange for such interests in the Existing Lenders’ rights and obligations under the Existing Credit Agreement and the other Loan Documents on the First Amendment Effective Date in the amounts and in accordance with the percentages set forth in Schedule 2.1, as amended hereby, and the instructions of the Successor Administrative Agent. Each New Lender (a) represents and warrants that it is legally authorized to enter into this Amendment and this Amendment is the legal, valid and binding obligation of such New Lender, enforceable against it in accordance with its terms; (b) confirms that it has received a copy of the Existing Credit Agreement, this Amendment and all of the Exhibits and Schedules thereto, together with copies of the financial statements referred to in Section 3.05 of the Existing Credit Agreement, the financial statements delivered pursuant to Section 5.04 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (c) agrees that it will, independently and without reliance upon the Existing Lenders, any Agent (including, without limitation, the Successor Administrative Agent, the Successor Collateral Agent, the Retiring Administrative Agent and the Retiring Collateral Agent) or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Successor Administrative Agent and the Successor Collateral Agent, respectively, to take such action as agent on its behalf and to exercise such powers and discretion under the Amended Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Successor Administrative Agent and the Successor Collateral Agent, respectively, by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Amended Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Amended Credit Agreement are required to be performed by it as a Lender. Each Existing Lender shall, to the extent of the interests assigned hereby, relinquish its rights and be released from its obligations under the Existing Credit Agreement. The Successor Administrative Agent shall maintain in its internal records and record in the Register the information relating to the assignments and assumptions effected pursuant to this Part 5 and as required by Section 9.04 of the Existing Credit Agreement.

SUBPART 5.2 Credit Party Agreement. Each of the Borrowers and the Parent agrees that, as of the First Amendment Effective Date, each New Lender shall (i) be a party to the Amended Credit Agreement and the other Loan Documents, (ii) be a “Lender” for all purposes of the Amended Credit Agreement and the other Loan Documents, and (iii) have the rights and obligations of a Lender under the Amended Credit Agreement and the other Loan Documents.

SUBPART 5.3 Notices. The applicable address, facsimile number and electronic mail address of each New Lender for purposes of Section 9.01 of the Amended Credit Agreement are as set forth in the administrative questionnaire delivered by each New Lender to the Successor Administrative Agent on or before the First Amendment Effective Date or to such other address, facsimile number and electronic mail address as shall be designated by any New Lender in a notice to the Successor Administrative Agent.

PART 6
MISCELLANEOUS

SUBPART 6.1 Resignation and Appointment of Administrative Agent, Collateral Agent and Issuing Bank. As set forth in the Resignation and Assignment Agreement, Credit Suisse, Cayman Islands Branch (formerly known as Credit Suisse First Boston) (“CSFB”) desires to resign as Administrative Agent, Collateral Agent and Issuing Bank, respectively, under the Loan Documents (including, without limitation, the Existing Credit Agreement), as of the First Amendment Effective Date and Wachovia Bank, National Association desires, as of the First Amendment Effective Date, to be appointed as the Administrative Agent, the Collateral Agent and Issuing Bank, respectively, under the Loan Documents as amended hereby. The Parent, the Borrowers and the Required Lenders (as determined after giving effect to this Amendment) hereby waive any notice required by the terms of the Existing Credit Agreement and appoint and approve the appointment of Wachovia Bank, National Association, and the resignation of CSFB as the Administrative Agent, the Collateral Agent and Issuing Bank under the Loan Documents (including, without limitation, the Existing Credit Agreement) as of the First Amendment Effective Date. The Required Lenders (as determined after giving effect to this Amendment) and the Issuing Bank hereby authorize Wachovia Bank, National Association to act in the foregoing capacities under the Credit Agreement and the Loan Documents in accordance with Article VIII of the Credit Agreement. The Required Lenders (as determined after giving effect to this Amendment) and the Issuing Bank hereby expressly consent to, acknowledge and approve of all provisions of the Resignation and Assignment Agreement.

SUBPART 6.2 Representations and Warranties. Each Borrower hereby represents and warrants to the Successor Administrative Agent, the Successor Collateral Agent and the Lenders that (a) no Default or Event of Default exists under the Existing Credit Agreement or any of the other Loan Documents or will exist under the Amended Credit Agreement, in each case after giving effect to this Amendment, (b) the representations and warranties set forth in Article III of the Amended Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date) and (c) there have been no amendments to (i) the Seller Note and the related Pledge Agreement dated as of July 31, 2002 and the Amendment and Settlement Agreement dated as of February 12, 2004 from the form of the documents certified by a Financial Officer of Parent on the Closing Date as being complete and correct or (ii) any management agreement between CHM and an HMO Subsidiary from the form of the documents certified by a Financial Officer of Parent on the First Amendment Effective Date as being complete and correct.

SUBPART 6.3 Replacement Deposit Account Control Agreements. The Borrowers agree to use their commercially reasonable best efforts to cause to be delivered to the Successor Collateral Agent deposit account control agreements in favor of the Successor Collateral Agent for each deposit account for which a deposit account control agreement was entered into in favor of the Retiring Collateral Agent.

SUBPART 6.4 Reaffirmation of Obligations and Guarantees. The Parent and each Borrower hereby ratifies the Amended Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Amended Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations. The Parent and each Subsidiary Guarantor hereby ratifies the Guarantee and Collateral Agreement and acknowledges and affirms or reaffirms (a) that it is bound by all terms of the Guarantee and Collateral Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective obligations and guarantees thereunder.

SUBPART 6.5 Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 6.6 Existing Credit Agreement. As used in the Existing Credit Agreement, the terms “Agreement”, “Credit Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto”, and words of similar import shall mean, from and after the date hereof, the Existing Credit Agreement as amended by this Amendment.

SUBPART 6.7 Counterparts/Telecopy. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of the Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

SUBPART 6.8 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

SUBPART 6.9 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SUBPART 6.10 General. Except as amended hereby, the Existing Credit Agreement and all other Loan Documents shall continue in full force and effect.

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IN WITNESS WHEREOF the Parent, the Borrowers and the Lenders have caused this Amendment to be duly executed on the date first above written.

BORROWERS: WCG HEALTH MANAGEMENT, INC.

By: /s/ TODD S. FARHA

Name: Todd S. Farha

Title: President and Chief Executive Officer

THE WELLCARE MANAGEMENT GROUP, INC.

By: /s/ TODD S. FARHA

Name: Todd S. Farha

Title: President and Chief Executive Officer

COMPREHENSIVE HEALTH MANAGEMENT, INC.

By: /s/ TODD S. FARHA

Name: Todd S. Farha

Title: President and Chief Executive Officer

PARENT: WELLCARE HEALTH PLANS, INC.

By: /s/ TODD S. FARHA

Name: Todd S. Farha

Title: President and Chief Executive Officer

SUBSIDIARY GUARANTORS: HARMONY HEALTH SYSTEMS, INC.

By: /s/ TODD S. FARHA

Name: Todd S. Farha

Title: President and Chief Executive Officer

HARMONY HEALTH MANAGEMENT, INC.

By: /s/ TODD S. FARHA

Name: Todd S. Farha

Title: President and Chief Executive Officer

HARMONY BEHAVIORAL HEALTH, INC.

By: /s/ TODD S. FARHA

Name: Todd S. Farha

Title: President and Chief Executive Officer

HARMONY BEHAVIORAL HEALTH IPA, INC.

By: /s/ TODD S. FARHA

Name: Todd S. Farha

Title: President and Chief Executive Officer

COMPREHENSIVE HEALTH MANAGEMENT OF FLORIDA, L.C.

By: /s/ TODD S. FARHA

Name: Todd S. Farha

Title: Chief Manager

COMPREHENSIVE LOGISTICS, LLC

By: /s/ TODD S. FARHA

Name: Todd S. Farha

Title: Chief Manager

H. BEHAVIORAL HEALTH, INC.

By: /s/ TODD S. FARHA

Name: Todd S. Farha

Title: President and Chief Executive Officer

AGENTS AND EXISTING LENDERS: WACHOVIA BANK, NATIONAL ASSOCIATION, as Successor Administrative Agent, Successor Collateral Agent, Successor Issuing Bank and as a Lender

By: /s/ Charles Edwards

Name: Charles Edwards

Title: Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH (formerly known as Credit Suisse First Boston, acting through its Cayman Islands Branch), as Retiring Administrative Agent, Retiring Collateral Agent and as Retiring Issuing Bank

By: /s/ Phillip Ho

Name: Philip Ho

Title: Director

By: /s/ Rianka Mohan

Name: Rianka Mohan

Title: Associate

Exhibit A

CUSIP Number: 94946VAA9

CREDIT AGREEMENT
dated as of May 13, 2004
and amended as of September 1, 2005

among
WELLCARE HEALTH PLANS, INC.
(formerly known as WellCare Group, Inc.,
successor by merger to WellCare Holdings, LLC)
WCG HEALTH MANAGEMENT, INC.
(formerly known as WellCare Health Plans, Inc.)
THE WELLCARE MANAGEMENT GROUP, INC.
COMPREHENSIVE HEALTH MANAGEMENT, INC.
and
THE LENDERS PARTY HERETO
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
LASALLE BANK NATIONAL ASSOCIATION,
as Syndication Agent

and

JPMORGAN CHASE BANK, NA,
as Documentation Agent

CREDIT SUISSE FIRST BOSTON
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Bookrunners and Joint Lead Arrangers
and, with respect to the First Amendment,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Arranger

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01. SECTION 1.02. SECTION 1.03. SECTION 1.04.	Defined Terms Terms Generally Pro Forma Calculations Classification of Loans and Borrowings

ARTICLE II

The Credits

SECTION 2.01.
SECTION 2.02.
SECTION 2.03.
SECTION 2.04.
SECTION 2.05.
SECTION 2.06.
SECTION 2.07.
SECTION 2.08.
SECTION 2.09.
SECTION 2.10.
SECTION 2.11.
SECTION 2.12.
SECTION 2.13.
SECTION 2.14.
SECTION 2.15.
SECTION 2.16.
SECTION 2.17.
SECTION 2.18.
SECTION 2.19.
SECTION 2.20.
Commitments
Loans
Borrowing Procedure
Evidence of Debt; Repayment of Loans
Fees
Interest on Loans
Default Interest
Alternate Rate of Interest
Termination and Reduction of Commitments
Conversion and Continuation of Borrowings
Repayment of Term Borrowings
Optional Prepayments
Mandatory Prepayments
Reserve Requirements; Change in Circumstances
Change in Legality
Indemnity
Pro Rata Treatment
Sharing of Setoffs
Payments
Taxes

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate

SECTION 2.22. SECTION 2.23. SECTION 2.24.	Swingline Loans Letters of Credit Increase in Term Loan Commitments

ARTICLE III

Representations and Warranties

SECTION 3.01.
SECTION 3.02.
SECTION 3.03.
SECTION 3.04.
SECTION 3.05.
SECTION 3.06.
SECTION 3.07.
SECTION 3.08.
SECTION 3.09.
SECTION 3.10.
SECTION 3.11.
SECTION 3.12.
SECTION 3.13.
SECTION 3.14.
SECTION 3.15.
SECTION 3.16.
SECTION 3.17.
SECTION 3.18.
SECTION 3.19.
SECTION 3.20.
SECTION 3.21.
SECTION 3.22.
SECTION 3.23.
SECTION 3.24.
Organization; Powers
Authorization
Enforceability
Governmental Approvals
Financial Statements
No Material Adverse Change
Title to Properties; Possession Under Leases
Subsidiaries
Litigation; Compliance with Laws
Agreements
Federal Reserve Regulations
Investment Company Act; Public Utility Holding Company Act
Tax Returns
No Material Misstatements
Employee Benefit Plans
Environmental Matters
Insurance
Security Documents
Location of Real Property and Leased Premises
Labor Matters
Solvency
Senior Debt Status
Licensing and Accreditation
Medicare and Medicaid Notices and Filings Related to Business

ARTICLE IV

Conditions of Lending

SECTION 4.01. SECTION 4.02.	All Credit Events First Credit Event

ARTICLE V

Affirmative Covenants

SECTION 5.01. SECTION 5.02. SECTION 5.03. SECTION 5.04. SECTION 5.05. SECTION 5.06.	Existence; Businesses and Properties Insurance Obligations and Taxes Financial Statements, Reports, etc Litigation and Other Notices Information Regarding Collateral

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings

SECTION 5.08. SECTION 5.09. SECTION 5.10. SECTION 5.11.	Use of Proceeds Compliance with Laws Further Assurances Designation of Obligations; Matters Relating to the Seller Note

ARTICLE VI

Negative Covenants

SECTION 6.01. SECTION 6.02. SECTION 6.03. SECTION 6.04. SECTION 6.05. SECTION 6.06. SECTION 6.07.	Indebtedness
Liens
Sale and Lease-Back Transactions
Investments, Loans, Advances and Guarantees
Mergers, Consolidations, Sales of Assets and Acquisitions
Restricted Payments; Restrictive Agreements
Transactions with Affiliates

SECTION 6.08. Business of Parent and Subsidiaries; Ownership of Subsidiaries; Preferred Equity Interests

SECTION 6.09. SECTION 6.10. SECTION 6.11. SECTION 6.12. SECTION 6.13.	Other Indebtedness and Agreements Capital Expenditures Fixed Charge Coverage Ratio Leverage Ratio Fiscal Year

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent and the Collateral Agent

ARTICLE IX

Miscellaneous

SECTION 9.01.
SECTION 9.02.
SECTION 9.03.
SECTION 9.04.
SECTION 9.05.
SECTION 9.06.
SECTION 9.07.
SECTION 9.08.
SECTION 9.09.
SECTION 9.10.
SECTION 9.11.
SECTION 9.12.
SECTION 9.13.
SECTION 9.14.
SECTION 9.15.
SECTION 9.16.
SECTION 9.17.
SECTION 9.18.
Notices
Survival of Agreement
Binding Effect
Successors and Assigns
Expenses; Indemnity
Right of Setoff
Applicable Law
Waivers; Amendment
Interest Rate Limitation
Entire Agreement
WAIVER OF JURY TRIAL
Severability
Counterparts
Headings
Jurisdiction; Consent to Service of Process
Confidentiality
Release of Subsidiary Loan Parties and Collateral
USA Patriot Act Notice

Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H-1 Exhibit H-2	? ? ? ? ? ? ? ? ?	Form of Administrative Questionnaire
Form of Assignment and Acceptance
Form of Borrowing Request
Form of Guarantee and Collateral Agreement
Form of Notice of Conversion/Continuation
Form of Notice of Prepayment
Form of Closing Date Opinion of Kirkland & Ellis LLP
Form of Intercompany Subordination Provisions
Form of Third-Party Subordination Provisions

Schedules

Schedule 1.01 ? Existing Letters of Credit
Schedule 2.01 ? Lenders and Commitments
Schedule 3.08 ? Subsidiaries
Schedule 3.09 ? Disclosed Matters
Schedule 3.16 ? Environmental Matters
Schedule 3.17 ? Insurance
Schedule 3.18(a) ? UCC Filing Offices
Schedule 3.19(a) ? Owned Real Property
Schedule 3.19(b) ? Leased Real Property
Schedule 6.01 ? Existing Indebtedness
Schedule 6.02 ? Existing Liens

CREDIT AGREEMENT dated as of May 13, 2004 and amended as of September 1, 2005, among WELLCARE HEALTH PLANS, INC. (formerly known as WellCare Group, Inc., successor by merger to WellCare Holdings, LLC), a Delaware corporation ( “Parent”), WCG HEALTH MANAGEMENT, INC. (formerly known as WellCare Health Plans, Inc.), a Delaware corporation (“WCGHM”), THE WELLCARE MANAGEMENT GROUP, INC., a New York corporation (“WMG”), COMPREHENSIVE HEALTH MANAGEMENT, INC., a Florida corporation (“CHM” and, together with WCGHM and WMG, the “Borrowers”), the Lenders (as defined in Article I), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, LASALLE BANK NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”) and JPMORGAN CHASE BANK, NA, as Documentation Agent (the “Documentation Agent”).

The Borrowers have requested the Lenders to extend credit in the form of (a) Term Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning assigned to it in Article I) on the Closing Date, in an aggregate principal amount not in excess of $160,000,000 (of which $158,400,000 is outstanding on the First Amendment Effective Date), and (b) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $125,000,000. The Borrowers have also requested the Swingline Lender to extend credit, at any time and from time to time prior to the Revolving Credit Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $10,000,000, and the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $25,000,000.

The Lenders are willing to extend such credit to the Borrowers and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, solely for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified (it being agreed that for purposes of this proviso the Class A Common Units, the Class B Common Units and the Class C Common Units of Holdings shall be deemed to be a single class of Equity Interests).

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall mean this Credit Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Amendment Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrowers dated August 2005.

“Applicable Percentage” shall mean (except as otherwise provided in the Incremental Term Loan Assumption Agreements with respect to any Incremental Term Loan), for any day, (a) with respect to any Eurodollar Term Loan, 2.75%; provided, that if Moody’s shall at any time upgrade its rating of Parent’s senior secured debt to B1 or higher, the foregoing percentage shall be reduced as of the date such upgrade is announced to 2.50%, (b) with respect to any ABR Term Loan, 1.75%; provided, that if Moody’s shall at any time upgrade its rating of Parent’s senior secured debt to B1 or higher, the foregoing percentage shall be reduced as of the date such upgrade is announced to 1.50%, (c) with respect to any Swingline Loan, the applicable percentage set forth below under the caption “ABR Spread” based upon the Leverage Ratio as of the relevant date of determination and (d) with respect to any Eurodollar Loan or ABR Loan that is a Revolving Loan, the applicable percentage set forth below under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be, based upon the Leverage Ratio as of the relevant date of determination:

Leverage Ratio	Eurodollar Spread	ABR Spread
Category 1 —	3.75%	2.75%
Greater than 2.0 to 1.0
Category 2

Greater than 1.5 to 1.0 but less than or equal to 2.0 to	3.50%	2.50%
1.0
Category 3 —	3.25%	2.25%
Equal to or less than 1.5 to 1.0

Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Revolving Loans, Swingline Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements required by clause (a) or (b) of Section 5.04 and certificates required by clause (d) of such Section indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until Parent shall have delivered the financial statements required by clause (a) of Section 5.04 and the certificates required by clause (d) of such Section for the period ended December 31, 2004, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage with respect to the Revolving Loans, Swingline Loans and Letters of Credit. In addition, at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage with respect to the Revolving Loans, Swingline Loans and Letters of Credit. Notwithstanding the foregoing, the Applicable Percentage with respect to any Eurodollar Term Loan or ABR Term Loan shall automatically be increased by the Yield Differential, if any, upon the making of any Other Term Loans, as provided in Section 2.24(b).

“Arrangers” shall mean, prior to the First Amendment Effective Date, CSFB and Morgan Stanley Senior Funding, Inc. and, on and after the First Amendment Effective Date, Wachovia.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Parent or any of the Subsidiaries to any person other than Parent, any Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets (other than cash) of Parent or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among Subsidiaries that are not Loan Parties or (iii) Excluded Asset Sales), provided that any asset sale or series of related asset sales described in clause (b) above having a value not in excess of $250,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Assignment of Claims Act” shall mean the Assignment of Claims Act of 1940, as amended from time to time.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by any Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of Parent and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Parent for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by Parent and its consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CHAMPUS” shall mean the United States Department of Defense Civilian Health and Medical Program of the Uniformed Services, or any successor thereto, including TRICARE.

A “Change in Control” shall be deemed to have occurred if (a) prior to the IPO, Soros, or one or more Affiliates of Soros, shall fail to own, directly or indirectly, beneficially and of record, Equity Interests in Parent representing more than 50% of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in Parent; (b) after the IPO, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than Soros or any Affiliate of Soros, shall own, directly or indirectly, beneficially or of record, Equity Interests in Parent representing more than 25% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Parent; (c) after the IPO, during any period of 12 consecutive months (including any such period commencing prior to the IPO), a majority of the members of the board of directors of Parent ceases to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board of directors or (iii) whose election or nomination to that board of directors was approved by individuals referred to in clauses (i) or (ii) above constituting at the time of such election or nomination at least a majority of that board of directors (excluding, in the case of both clause (ii) and (iii), any individual whose initial nomination for, or assumption of office as, a member of that board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); (d) any change in control (or similar event, however denominated, including the “Sale of the Maker” as such term is defined in the Seller Note) with respect to Parent or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Parent or any Subsidiary is a party, or (e) Parent shall cease to directly or indirectly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of each Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any, but if not having the force of law, being of a type with which such person would ordinarily comply) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“CHM” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.

“CHM Management Agreements” shall mean the Management Agreements between CHM and certain HMO Subsidiaries, as approved by the applicable Governmental Authorities, as the same may be amended, supplemented or otherwise modified from time to time.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Incremental Term Loans (with the Incremental Term Loans made on each date to constitute a separate Class) or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a Term Loan Commitment, an Incremental Term Loan Commitment or a Swingline Commitment.

“Closing Date” shall mean the date of the first Credit Event.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment, Incremental Term Loan Commitment and, in the case of the Swingline Lender, such Lender’s Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrowers dated April 2004.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation, amortization or write-downs of goodwill for such period and (iv) any non-cash charges (other than the write-down of current assets) for such period (provided, that any cash payment made with respect to any non-cash charge in a prior period shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), (v) any extraordinary non-cash losses for such period (provided, that any cash payment made in respect of items that are the subject of any extraordinary non-cash loss in a prior period shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), and minus (b) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (a) Consolidated Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of long-term Indebtedness of Parent and the Subsidiaries (other than payments made by Parent or any Subsidiary to Parent or a Subsidiary and payments of principal of the Seller Note permitted hereby), (c) the aggregate amount of principal payments (other than scheduled principal payments, including payments of principal of the Seller Note permitted hereby) made during such period in respect of long-term Indebtedness of Parent and the Subsidiaries, to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment and (d) the aggregate amount of income Taxes paid in cash by Parent and the Subsidiaries during such period.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of Parent and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of Parent or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Parent or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of Parent and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its organizational documents or any agreement (other than an agreement with a Governmental Authority) to which such Subsidiary is a party, (b) subject to Section 1.03, the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Parent or any Subsidiary or the date that such person’s assets are acquired by Parent or any Subsidiary, (c) the income of any person (other than Parent) in which any other person (other than Parent or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or a wholly owned Subsidiary by such person during such period, (d) any gains attributable to sales of assets out of the ordinary course of business and (e) any non-cash losses attributable to sales of assets out of the ordinary course of business.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit and term loan facilities provided for by this Agreement.

“Credit Transactions” shall have the meaning assigned to such term in Section 3.02.

“CSFB” shall mean Credit Suisse First Boston, acting through its Cayman Islands branch.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Discount Notes” shall mean 8% Senior Discount Notes due March 5, 2009 of WMG.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Environmental Laws” shall mean all applicable and legally binding laws, regulations, rules, ordinances, codes, decrees, judgments, directives, orders, and binding agreements promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, human health and safety or the presence, management, Release of, or exposure to Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person.

“Equity Issuance” shall mean any issuance or sale by Parent or any Subsidiary of any Equity Interests of Parent or any such Subsidiary, as applicable, except in each case for (a) any issuance or sale to Parent or any Subsidiary, (b) any issuance of directors’ qualifying shares, (c) sales or issuances of common stock or common units of Parent to management, employees or former employees of Parent or of any Subsidiary under any employee stock or unit option or stock or unit purchase plan or employee benefit plan in existence from time to time and (d) sales or issuances of common stock or common units of Parent to directors or consultants of Parent or any Subsidiary whether or not pursuant to any plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Parent, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Parent or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by Parent or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by Parent or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Parent or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which Parent or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Parent or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of Parent or any Subsidiary.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excluded Asset Sales” shall mean (a) any sale or other disposition of office furniture, fixtures and equipment in connection with the headquarters relocation, (b) any sale or other disposition of assets to be acquired as part of the Harmony Acquisition and (c) exchange of existing computer equipment for new computer equipment, in an aggregate amount for all of the foregoing not in excess of $5,000,000.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Parent under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new (but not the initial) lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.20(a) and (d) any withholding tax imposed by a jurisdiction (i) in which the applicable Borrower is not organized or resident for tax purposes, (ii) through which no payment is made by or on behalf of the applicable Borrower under this Agreement, and (iii) with respect to which there is no other connection to a payment by or on behalf of the applicable Borrower under this Agreement that would directly result in the imposition of Taxes by such jurisdiction on that payment.

“Exclusion Event” shall mean any exclusion of Parent or any Subsidiary from participation in any Medical Reimbursement Program.

“Existing Credit Agreement” shall mean the Credit Agreement dated as of March 13, 2003, as amended, among WCGHM, WMG, CHI, certain other subsidiaries of WCGHM and Bank of America, N.A., as lender.

“Existing Letters of Credit” shall mean each of the letters of credit described by date of issuance, purpose and the date of expiry on Schedule 1.01 hereto.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the engagement letter dated August 10, 2005 from Wachovia, as Administrative Agent and Arranger, which was accepted by each of the Borrowers.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“First Amendment” shall mean that certain First Amendment to Credit Agreement and Waiver dated as of the First Amendment Effective Date among the Borrowers, Parent, the Lenders party thereto, CSFB and Wachovia.

“First Amendment Effective Date” shall mean September 1, 2005.

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) (i) Consolidated EBITDA for such period less (ii) Capital Expenditures for such period to (b) Consolidated Fixed Charges for such period.

“Foreign Lender” shall mean, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis, as construed in accordance with Section 1.02.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among Parent, the Borrowers, the other Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantee and Collateral Requirement” shall mean the requirement that:

(a) the Administrative Agent shall have received from each Loan Party either (i) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any person that becomes a Loan Party after the Closing Date, a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of each Subsidiary (other than, prior to release thereof from the pledge securing the Seller Note, the Seller Note Pledged Stock) or other person owned directly by any Loan Party shall have been pledged pursuant to the Guarantee and Collateral Agreement (except that the Loan Parties shall not be required to pledge any Equity Interests of any Immaterial Subsidiary, any Insurance Subsidiary or more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of Parent or any Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Guarantee and Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements and documents necessary for compliance with the Assignment of Claims Act, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Guarantee and Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Guarantee and Collateral Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner or lessee, as the case may be, of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the judgment of the Collateral Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

“Guarantors” shall mean Parent and the Subsidiary Guarantors.

“Harmony Acquisition” shall mean the acquisition by WCGHM, directly or indirectly, pursuant to the Harmony Acquisition Documents, of all the capital stock of Harmony Health Systems, Inc., a New Jersey corporation.

“Harmony Acquisition Consideration” shall mean the aggregate cash payment, not in excess of $60,000,000, to be made by WMG to the selling stockholders and the escrow agent pursuant to the Harmony Merger Agreement on the date of the consummation of the transactions contemplated by such agreement.

“Harmony Acquisition Documents” shall mean the Harmony Merger Agreement and the other agreements entered into in connection with the Harmony Acquisition, and all schedules, exhibits and annexes to each of the foregoing and all side letters and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Harmony Management Agreement” shall mean the Management Agreement between Harmony Health Plan of Illinois, Inc. and Harmony Health Management, Inc., as approved by the applicable Governmental Authorities, as the same may be amended, supplemented or otherwise modified from time to time.

“Harmony Merger Agreement” shall mean the merger agreement dated as of March 3, 2004, by and among WCGHM, Zephyr Acquisition Sub, Inc., Harmony Health Systems, Inc. and the other parties named therein.

“Harmony Transactions” shall have the meaning assigned to such term in Section 3.02.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“HCFA” shall mean the United States Health Care Financing Administration and any successor thereof, including the Centers for Medicare & Medicaid Services.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HHS” shall mean the United States Department of Health and Human Services and any successor thereof.

“HMO” shall mean any health maintenance organization or managed care organization, any person doing business as a health maintenance organization or managed care organization, or any person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable law (including HMO Regulations).

“HMO Business” shall mean the business of operating an HMO or other similar regulated entity or business.

“HMO Event” shall mean any material non-compliance by Parent or any Subsidiary with any of the terms and provisions of the HMO Regulations pertaining to its fiscal soundness, solvency or financial conditions; or the assertion in writing, after the date hereof, by any HMO Regulator that it intends to take administrative action against Parent or any Subsidiary to revoke or modify in a manner adverse to Parent or any Subsidiary any license, charter or permit or to enforce the fiscal soundness, solvency or financial provisions or requirements of the HMO Regulations against Parent or any Subsidiary.

“HMO Regulations” shall mean all laws, rules, regulations, directives and administrative orders applicable under Federal or state law to any HMO Subsidiary, including Part 422 of Chapter IV of Title 42 of the Code of Federal Regulations and Subchapter XI of Title 42 of the United States Code Annotated (and any regulations, orders and directives promulgated or issued pursuant thereto, including Part 417 of Chapter IV of Title 42 of the Code of Federal Regulations).

“HMO Regulator” shall mean any person charged with the administration, oversight or enforcement of any HMO Regulation, whether primarily, secondarily or jointly.

“HMO Subsidiary” shall mean any Subsidiary that is designated as an HMO Subsidiary on Schedule 3.08 and any other existing or future Domestic Subsidiary that shall become capitalized or licensed as an HMO, shall conduct HMO Business or shall provide managed care services.

“Holdings” shall mean WellCare Holdings, LLC, a Delaware limited liability company which was merged with and into WellCare Group, Inc. after the Closing Date and subsequently renamed WellCare Health Plans, Inc.

“Immaterial Subsidiary” shall mean any Subsidiary (other than any Borrower) that (a) does not conduct any business operations, (b) has assets with a book value not in excess of $1,000 and (c) does not have any Indebtedness outstanding.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, the excess, if any, of (a) $150,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.24.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among Parent, one or more Borrowers, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans to any Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean term loans made by one or more Lenders to the Borrowers pursuant to clause (c) of Section 2.01. Incremental Term Loans may be made in the form of loans with terms identical to the Initial Term Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Term Loan Assumption Agreement, in the form of Other Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds (other than performance bonds), debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed; provided, that the amount of Indebtedness of such person existing at any time under this clause shall be deemed to be an amount equal to the maximum amount secured by (or with a right to be secured by) such Liens pursuant to the terms of the instruments embodying such Indebtedness of others, (g) all Guarantees by such person of Indebtedness of others; provided, that the amount of such Guarantees at any time shall be deemed to be an amount equal to the maximum amount for which such person may be liable pursuant to the terms of the instruments embodying such Guarantees, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit and (j) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Insurance Subsidiary” shall mean any Subsidiary that is engaged in the insurance business and that is regulated by the relevant Governmental Authority.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as a Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IPO” shall mean the initial underwritten primary public offering of Equity Interests of Holdings pursuant to an effective registration statement (other than a public offering pursuant to a registration statement on Form S-8) filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, which occurred after the Closing Date.

“Issuing Bank” shall mean, as the context may require, (a) prior to the First Amendment Effective Date, CSFB, (b) on an after the First Amendment Effective Date, Wachovia, (c) any Lender that is acceptable to the Administrative Agent which shall issue a Letter of Credit for the account of the Borrowers, and (d) any other Lender that may become the Issuing Bank pursuant to Section 2.23(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance or an Incremental Term Loan Assumption Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.23.

“Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, each Incremental Term Loan Assumption Agreement, the Post-Closing Matters Side Letter and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect, or an event or circumstance that could reasonably be expected to result in a material adverse effect, on the business, assets, operations or financial condition of Parent and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material adverse effect on the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Parent and the Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Medicaid” shall mean that means-tested entitlement program under Title XIX, P.L. 89-87, of the Social Security Act, which provides Federal grants to States for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicaid Regulations” shall mean (a) all Federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statues succeeding thereto, (b) all applicable provisions of all Federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statues described in clause (a) above and all Federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statues described in clause (a) above, (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above, and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” shall mean, collectively, the Medicare, Medicaid, CHAMPUS and TRICARE programs and any other health care program operated by or financed in whole or in part by any foreign or domestic Federal, state or local government and any other non-government funded third-party payor programs to which Parent or any Subsidiary is subject.

“Medicare” shall mean that government-sponsored entitlement program under Title XVIII, P.L. 89-87, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicare Advantage Organization” shall mean a public or private entity organized and licensed by a State as a risk-bearing entity (with the exception of provider-sponsored organizations receiving waivers) that is certified by HCFA as meeting the Medicare Advantage contract requirements.

“Medicare Regulations” shall mean, collectively, (a) all Federal statues (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statues succeeding thereto and (b) all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including HCFA, the OIG, HHS or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean (a) each real property owned by any Loan Party the book or fair market value of which is greater than $250,000 and (b) each leasehold or other interest in real property held by any Loan Party with respect to which a Mortgage is required to be granted pursuant to Section 5.10.

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.10, each in form and substance satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and Parent’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP and SAP, as applicable, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than Indebtedness hereunder) which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) Parent shall deliver a certificate of a Financial Officer of Parent to the Administrative Agent at the time of receipt of any such Net Cash Proceeds setting forth Parent’s intent to cause the Subsidiaries to reinvest such proceeds in productive assets of a kind then used or usable in the business of Parent and the Subsidiaries within 180 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and be continuing at the time such certificate is delivered or at the time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or disposition of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Obligations” shall mean (a) the due and punctual payment by the Borrowers of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of L/C Disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of any Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including obligations to pay Fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, arising under the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all the monetary obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents, (c) the due and punctual payment of all monetary obligations of each Loan Party under each Hedging Agreement that (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into and (d) the due and punctual payment and performance of all obligations of any Loan Party to a Lender or an Affiliate of a Lender in respect of cash management services (other than cash management services provided after (i) the principal of and interest on each Loan and all Fees payable hereunder have been paid in full, (ii) the Lenders have no further commitment to lend hereunder, (iii) the L/C Exposure has been reduced to zero and (iv) the Issuing Bank has no further obligations to issue Letters of Credit), including obligations in respect of overdrafts, temporary advances, interest and fees.

“OID” shall have the meaning assigned to such term in Section 2.24(b).

“OIG” shall mean the Office of Inspector General of HHS and any successor thereof.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Borrowing” shall mean a Borrowing comprised of Other Term Loans.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Parent” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit II to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in clause (i) of Section 6.04.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);

(b) investments in (i) commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least “A1” by S&P or at least “P1” by Moody’s and (ii) other debt securities rated, at the date of acquisition, at least “A” by S&P or at least “A2” by Moody’s and for which an active trading market exists and price quotations are available;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing not more than one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Closing Matters Side Letter” shall mean the letter agreement dated as of the date hereof among Parent, the Borrowers and the Administrative Agent.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Wachovia as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to (a) any proposed Permitted Acquisition or (b) any Asset Sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available (including pro forma adjustments arising out of events which are directly attributable to the proposed Permitted Acquisition or Asset Sale, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the Staff of the Securities and Exchange Commission, and as certified by a Financial Officer of Parent) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Parent and the Subsidiaries which shall be reformulated as if such Permitted Acquisitions or Asset Sale, and all other Permitted Acquisitions or Asset Sales that have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such Permitted Acquisitions had been consummated and incurred at the beginning of such period.

“Pro Forma Compliance” shall mean, at any date of determination, that Parent shall be in pro forma compliance with the covenants set forth in Sections 6.11 and 6.12 as of the date of such determination or the last day of the most recently completed fiscal quarter, as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning given such term in Section 2.11. Unless the context shall otherwise require, the term “Repayment Date” shall include the Incremental Term Loan Repayment Dates.

“Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments, Term Loan Commitments and Incremental Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments, Term Loan Commitments and Incremental Term Loan Commitments at such time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Parent or any Subsidiary the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of or otherwise with respect to any Equity Interests in Parent or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Parent or any Subsidiary; provided, however, that any distribution by Parent of the Warrant Notes (or of any cash received by Parent in satisfaction of the Warrant Notes) to the holders of such Warrant Notes shall not be deemed to be a Restricted Payment.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Exposure” shall mean, with respect to any Revolving Credit Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean May 13, 2008.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrowers pursuant to clause (b) of Section 2.01.

“Rollover Agreement” shall mean the Agreement to Amend and Restate Note Purchase Agreement dated as of May 11, 2004, by and among the Rollover Lenders and WMG.

“Rollover Amount” shall mean $18,354,320.22.

“Rollover Lenders” shall mean, collectively, GSC Partners CDO Fund, Limited, GSC Partners CDO Fund II, Limited, and GSC Partners CDO Fund III, Limited.

“SAP” shall mean, with respect to each HMO Subsidiary, the statutory accounting principles and procedures prescribed or permitted by applicable HMO Regulations for such HMO Subsidiary, applied on a consistent basis.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Mortgages and each of the security agreements and other instruments and documents executed and delivered pursuant to the Guarantee and Collateral Agreement or pursuant to Section 5.10.

“Seller Note” shall mean the Amended and Restated Senior Subordinated Non-Negotiable Promissory Note dated February 12, 2004, made by WCGHM in favor of Kiran C. Patel, as stockholder representative, as amended pursuant to the Prepayment and Amendment Agreement dated as of May 11, 2004, among Parent, WCGHM and the other parties thereto.

“Seller Note Pledged Stock” shall mean all the issued and outstanding capital stock of WCGHM that is pledged to secure the Seller Note pursuant to the Pledge Agreement, dated as of July 31, 2002, as amended, between Parent and Kiran C. Patel, as stockholder representative (provided, that Seller Note Pledged Stock shall not, at any time after the repayment or prepayment of a portion of the Seller Note on the Closing Date as set forth in Section 5.08, represent more than 51% of the issued and outstanding capital stock of WCGHM and shall not include any such capital stock that is released from such pledge in accordance with the terms of such Pledge Agreement).

“Social Security Act” shall mean the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed to refer to any successor sections.

“Soros” shall mean TowerBrook Investors, L.P. (formerly known as Soros Private Equity Investors LP).

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. For purposes of Section 4.01(b), references to “subsidiaries” herein shall be deemed, on the date of any subsequent borrowing to finance the acquisition of any person, to include any person to be acquired on such date.

“Subsidiary” shall mean any direct or indirect subsidiary of Parent.

“Subsidiary Guarantor” shall mean each Subsidiary, other than any Subsidiary that is a Foreign Subsidiary, an Immaterial Subsidiary, an Insurance Subsidiary or an HMO Subsidiary (provided, that any HMO Subsidiary that has provided a Guarantee of any Indebtedness of Parent or any other Subsidiary shall, so long as such Guarantee remains in effect, be a Subsidiary Guarantor).

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Wachovia, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Parent or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Parent or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Parent or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Term Loan Maturity Date” shall mean May 13, 2009.

“Term Loans” shall mean the term loans made by the Lenders to the Borrowers pursuant to clause (a) of Section 2.01. Unless the context shall otherwise require, the term “Term Loans” shall include the Incremental Term Loans.

“Total Debt” shall mean, at any time, the total Indebtedness of Parent and the Subsidiaries on a consolidated basis at such time, excluding intercompany Indebtedness.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $125,000,000.

“Transactions” shall have the meaning assigned to such term in Section 3.02.

“TRICARE” shall mean the United States Department of Defense health care program for service families, including TRICARE Prime, TRICARE Extra and TRICARE Standard, and any successor to or predecessor thereof (including CHAMPUS).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“USA Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wachovia” shall mean Wachovia Bank, National Association.

“Warrant Notes” shall mean the promissory notes, each dated December 1, 2003, issued to Parent by certain holders of Equity Interests in Parent, in an aggregate principal amount of $6,861,111. There is no principal amount outstanding under the Warrant Notes as of the First Amendment Effective Date and the commitments thereunder have been terminated.

“WCGHM” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.

“wholly owned subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“WMG” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.

“WMG Guarantee Arrangement” shall mean the guarantee arrangement by which WMG maintains, in accordance with applicable HMO Regulations, at least $50,000,000 in assets.

“Yield Differential” shall have the meaning assigned to such term in Section 2.24(b).

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as applicable, as in effect from time to time; provided, however, that if Parent notifies the Administrative Agent that it wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP or SAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies Parent that the Required Lenders wish to amend Article VI or any related definition for such purpose), then Holding’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP or SAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Parent and the Required Lenders.

SECTION 1.03. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition or Asset Sale of the type described in clause (b) of the definition of the term “Pro Forma Basis” occurs as permitted pursuant to the terms hereof, the Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated with respect to such period (and, to the extent applicable, subsequent periods) and such Permitted Acquisition or Asset Sale on a Pro Forma Basis.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make Term Loans to the Borrowers (allocated among the Borrowers as specified in the Borrowing Requests with respect thereto) on the Closing Date in an aggregate principal amount not to exceed its Term Loan Commitment, (b) to make Revolving Loans to the Borrowers, at any time and from time to time after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment and (c) if such Lender has an Incremental Term Loan Commitment, to make Incremental Term Loans to the applicable Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment on the date or dates determined in accordance with Section 2.24. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), the funded portion of each Term Loan to be made on the Closing Date (i.e., the amount advanced in cash to the Borrowers on the Closing Date) shall be equal to 99.5% of the principal amount of such Loan (it being agreed that the Borrowers shall be obligated to pay the entire principal amount of each such Loan as provided in Section 2.11).

SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the applicable Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. The Rollover Lenders shall be deemed to have funded a portion of the Term Loans to be made by them hereunder equal to the Rollover Amount through the conversion of the Discount Notes as provided in the Rollover Agreement and Section 4.02(i), and shall not be required to fund such portion of their Term Loans pursuant to the immediately preceding sentence (it being agreed that such deemed funding shall not affect the applicable Borrowers’ obligation to pay the entire principal amount of the Term Loans of the Rollover Lenders as provided in Section 2.11).

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) of this Section and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, (A) for the first three days following the date such amount is made available to such Borrower, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error) and (B) thereafter, at the Alternate Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f) If the Issuing Bank shall not have received from any Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the applicable Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph; any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the applicable Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of such Borrower, a rate per annum equal to the interest rate applicable at the time to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, a rate per annum equal to, for the first such day, the Federal Funds Effective Rate and, for each day thereafter, the Alternate Base Rate.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section shall not apply), a Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the applicable Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing, an Other Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section, and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date. Each Borrower hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the applicable Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrowers. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrowers agree to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 0.50% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating Commitment Fees only, outstanding Swingline Loans shall not be deemed to constitute utilization of the Revolving Credit Commitments.

(b) The Borrowers agree to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c) The Borrowers agree to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank, (x) on the last Business Day of March, June, September and December of each year and on the date on which all the Letters of Credit issued by it shall have been canceled or have expired, a fronting fee equal to 0.25% per annum on the aggregate face amount of such Letters of Credit outstanding during the preceding quarter (or shorter period commencing on the date hereof or ending on the date on which all Letters of Credit have been canceled or have expired) and (y) the standard issuance and drawing fees specified from time to time by the Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If any Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Loan Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request by any Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. Unless earlier terminated pursuant to the terms hereof, the Revolving Credit Commitments and the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitment shall, with respect to issuance of Letters of Credit, automatically terminate on the earlier to occur of (i) the date 30 days prior to the Revolving Credit Maturity Date and (ii) the termination of the Revolving Credit Commitments. Notwithstanding the foregoing, all Commitments shall automatically terminate at 5:00 p.m., New York City time, on the date hereof, if the initial Credit Event shall not have occurred by such time (other than as a result of a breach of this Credit Agreement by any Lender).

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, Parent may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Incremental Term Loan Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Incremental Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c) Each reduction in the Incremental Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrowers shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the accrued but unpaid Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10. Conversion and Continuation of Borrowings. The applicable Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 noon, New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 noon, New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 noon, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and (b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

(viii) upon notice to the Borrowers from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section shall be irrevocable, shall be substantially in the form of Exhibit E or such other form as shall be acceptable to the Administrative Agent and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the applicable Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section and of each Lender’s portion of any converted or continued Borrowing. If any Borrower shall not have given notice in accordance with this Section to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11. Repayment of Term Borrowings. (a) The Borrowers shall pay to the Administrative Agent, for the accounts of the applicable Lenders, the aggregate principal amount of the Term Borrowings (other than Term Borrowings comprised of Other Term Loans) in consecutive installments payable on the last Business Day of March, June, September and December of each year, commencing, in the case of Term Borrowings made on the Closing Date, on the last Business Day in September 2004 and ending on the Term Loan Maturity Date (each such date being called a “Repayment Date”). Each installment payable in respect of (i) Term Loans made on the Closing Date shall be in an amount equal to 0.25% of the initial aggregate principal amount of such Term Loans and (ii) Incremental Term Loans of any Class (other than Other Term Loans) shall be in an amount equal to 0.25% of the initial aggregate principal amount of the Incremental Term Loans of such Class (in each case as adjusted from time to time pursuant to Sections 2.12, 2.13(e) and 2.24(d)), with the balance of all Term Loans (other than Other Term Loans) being due and payable on the Term Loan Maturity Date.

(b) The Borrowers shall pay to the Administrative Agent, for the accounts of the applicable Lenders, on each Incremental Term Loan Repayment Date applicable thereto, a principal amount of the Other Term Loans of each Class (as adjusted from time to time pursuant to Sections 2.12, 2.13(e) and 2.24(d)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement. To the extent not previously paid, all Other Term Loans shall be due and payable on the Incremental Term Loan Maturity Date therefor.

(c) All repayments pursuant to this Section shall be subject to Section 2.16, but otherwise shall be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be repaid to but excluding the date of payment.

SECTION 2.12. Optional Prepayments. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 noon, New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Optional prepayments of Term Loans shall be allocated pro rata among the then outstanding Term Loans of each Class and shall be applied, as to each such Class, first, in direct order to the scheduled installments of principal due in respect of the Term Loans of such Class under Section 2.11(a) or (b), as applicable, on the two Repayment Dates for Term Loans of such Class next following the date of such prepayment unless and until such installments have been eliminated as a result of prepayments under this Section and Section 2.13, and second, ratably to the remaining scheduled installments of principal due in respect of the Term Loans of such Class under Section 2.11(a) or (b), as applicable.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (provided that the occurrence of such prepayment may be conditioned upon the completion of replacement financing), shall commit the applicable Borrower to prepay such Borrowing by the amount stated therein on the date stated therein and shall be substantially in the form of Exhibit F or such other form as shall be acceptable to the Administrative Agent. All prepayments under this Section shall be subject to Section 2.16, but otherwise shall be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Mandatory Prepayments. (a) In the event of the termination of all the Revolving Credit Commitments, the Borrowers shall, on the date of such termination, repay or prepay all outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace or cause to be terminated (or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrowers shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof), and, after the Revolving Credit Borrowings and Swingline Loans shall have been repaid or prepaid in full, replace or cause to be terminated (or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to) Letters of Credit, in an amount sufficient to eliminate such excess.

(b) Not later than the third Business Day following any receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrowers shall apply 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with paragraph (e) of this Section.

(c) In the event and on each occasion that an Equity Issuance occurs, the Borrowers shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Equity Issuance, apply 50% of the Net Cash Proceeds therefrom to prepay outstanding Term Loans in accordance with paragraph (e) of this Section; provided, however, that no prepayment pursuant to this paragraph shall be required to be made with respect to (i) the IPO, (ii) the underwritten primary public offering of the Equity Interests of Parent pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, next following the IPO or (iii) any other Equity Issuance if, after giving pro forma effect to such issuance and the application of the proceeds thereof (disregarding any such application pursuant to this paragraph), the Leverage Ratio on the date of such issuance shall be not more than 3.25 to 1.00.

(d) In the event that Parent or any Subsidiary shall receive Net Cash Proceeds from the issuance or other disposition of Indebtedness for money borrowed of Parent or any Subsidiary (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrowers shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with paragraph (e) of this Section.

(e) Mandatory prepayments of Term Loans shall be allocated pro rata among the then outstanding Term Loans of each Class and shall be applied, as to each such Class, first, in direct order to the scheduled installments of principal due in respect of the Term Loans of such Class under Section 2.11(a) or (b), as applicable, on the two Repayment Dates for Term Loans of such Class next following the date of such prepayment unless and until such installments have been eliminated as a result of prepayments under this Section and Section 2.12, and second, ratably to the remaining scheduled installments of principal due in respect of the Term Loans of such Class under Section 2.11(a) or (b), as applicable. Notwithstanding the foregoing, any Lender may elect, by notice to the Administrative Agent in writing or by fax no later than 3:00 p.m., New York City time, at least two Business Days prior to any prepayment of Term Loans required to be made by the Borrowers for the account of such Lender pursuant to this Section, to decline all (but not a portion) of such prepayment, in which case the amounts so declined will be retained by the Borrowers.

(f) The Borrowers shall deliver to the Administrative Agent, at the time of each prepayment required under this Section, (i) a certificate signed by a Financial Officer of Parent setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid and shall be substantially in the form of Exhibit F or such other form as shall be acceptable to the Administrative Agent. All prepayments of Borrowings under this Section shall be subject to Section 2.16, but otherwise shall be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrowers shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) of this Section with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrowers and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) of this Section.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section, a notice to the Borrowers by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

SECTION 2.16. Indemnity. The Borrowers shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by any Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as provided in Section 2.13(e) with respect to mandatory prepayments and in this Section with respect to Swingline Loans, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrowers and Parent expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by any Borrower or any other Loan Party to such Lender by reason thereof as fully as if such Lender had made a Loan directly to a Borrower in the amount of such participation.

SECTION 2.19. Payments. (a) The Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.21(e)) shall be made to the Administrative Agent at its offices at 201 South College Street, CP-8, Charlotte, NC 28288-0608.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such Loan Party shall make such deductions and (iii) such Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower or any other Loan Party to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) any Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by Parent or the Borrowers that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, Parent may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) Parent shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, and (z) the Borrowers or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) of this Section), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this paragraph.

(b) If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) any Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by any applicable Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrowers at any time and from time to time after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $10,000,000 or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $500,000 and not less than $1,000,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

(b) Swingline Loans. The applicable Borrower shall notify the Administrative Agent by fax, or by telephone (promptly confirmed by fax), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of such Borrower to which the proceeds of the Swingline Loan should be transferred. The Administrative Agent will promptly advise the Swingline Lender of any notice received from a Borrower pursuant to this paragraph. The Swingline Lender shall make each Swingline Loan by wire transfer to the account specified in such request.

(c) Prepayment. The Borrowers shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Swingline Lender and to the Administrative Agent before 12:00 noon, New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified on Schedule 2.01.

(d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

(e) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower (or other party liable for obligations of any Borrower) of any default in the payment thereof.

SECTION 2.23. Letters of Credit. (a) General. The Borrowers may request the issuance of Letters of Credit, in form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the applicable Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit each Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $25,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the applicable Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit, and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by any Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement on the Business Day on which such Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if such Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

(f) Obligations Absolute. Each Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that such Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, any Lender, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of each Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. The foregoing shall not, however, be construed to excuse the Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Bank.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the applicable Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by such Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrowers, and may be removed at any time by Parent by notice to the Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrowers shall pay all unpaid fees accrued pursuant to clause (ii) of Section 2.05(c). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to Parent and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrowers shall, on the Business Day they receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

SECTION 2.24. Increase in Term Loan Commitments. (a) Any Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Term Loan Amount from one or more financial institutions, which may include any existing Lender; provided that each Incremental Term Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or equal to the remaining Incremental Term Loan Amount), (ii) the date on which Loans are to be made pursuant to such Incremental Term Loan Commitments are requested (which shall not be less than 10 Business Days or more than 60 days after the date of such notice) and (iii) whether such Incremental Term Loan Commitments are to be commitments to make loans with terms identical to the Initial Term Loans or commitments to make term loans with terms different from the Initial Term Loans (“Other Term Loans”).

(b) The applicable Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Term Loan Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided, however, that, without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and Commitments of each adversely affected Class of Term Loans, (i) the final maturity date of any Other Term Loans shall be no earlier than (x) the final maturity date of any other Class of Term Loans and (y) if the initial yield (determined as provided below) on such Other Term Loans exceeds the Applicable Percentage for Eurodollar Term Loans of any Class, the date falling six months after the final maturity date of each such adversely affected Class; (ii) the average life to maturity of any Other Term Loans shall be no shorter than (x) the average life to maturity of any other Class of Term Loans and (y) if the initial yield (determined as provided below) on such Other Term Loans exceeds the Applicable Percentage at the time in effect for Eurodollar Term Loans of any Class, six months longer than the average life to maturity of each such adversely affected Class; and (iii) if the initial yield on any Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the Eurodollar spread on the Other Term Loans and (y) if the Other Term Loans are initially made at a discount or the lenders making the same receive a fee from Parent or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Applicable Percentages from time to time in effect for such other Class of Term Loans, then the Applicable Percentage for each adversely affected Class of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment evidenced thereby and any increase to the Applicable Percentages required by the foregoing provisions of this paragraph. If the Administrative Agent shall so elect, any such deemed amendment shall be memorialized in a writing satisfactory to the Administrative Agent and Parent and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Parent, (ii) the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date under Article IV and (iii) Parent and the Borrowers would be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitment and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by requiring each outstanding Eurodollar Borrowing to be converted into an ABR Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Borrowing on a pro rata basis, even though as a result thereof such Incremental Term Loan may effectively have a shorter Interest Period than the Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of this Agreement that would prohibit such an initial Interest Period). Any conversion of Eurodollar Loans to ABR Loans made pursuant to the preceding sentence shall be subject to Section 2.16. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Borrowing then, subject to Section 2.07, the interest rate applicable to such Incremental Term Loan for the remainder of such Interest Period shall equal the Adjusted LIBO Rate for a period approximately equal to the remainder of such Interest Period (as determined by the Administrative Agent two Business Days before the date such Incremental Term Loan is made) plus the Applicable Percentage.

ARTICLE III

Representations and Warranties

Each of Parent and the Borrowers represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender that:

SECTION 3.01. Organization; Powers. Parent and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of any Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by WCGHM of the Harmony Merger Agreement and the transactions contemplated thereby (the “Harmony Transactions”) and by each Loan Party of each of the Loan Documents and the Rollover Agreement and the transactions contemplated thereby (including the borrowings hereunder) (the “Credit Transactions” and collectively with the Harmony Transactions, the “Transactions”) (a) have been duly authorized by all requisite corporate (or other organizational) and, if required, equityholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, any membership or operating agreement, or other constitutive documents or by-laws of Parent or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Parent or any Subsidiary is a party or by which any of them or any of their property is or may be bound (other than any indenture, agreement or other instrument that will be terminated on or prior to the Closing Date), (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument (other than any indenture, agreement or other instrument that will be terminated on or prior to the Closing Date), (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Parent or any Subsidiary (other than any Lien created hereunder or under the Security Documents) or (iv) result in a suspension or revocation of, or limitation on, any material certificate of authority, license, permit, authorization or other approval applicable to the business, operations or properties of Parent or any Subsidiary or adversely affect the ability of Parent or any Subsidiary to participate in, or contract with, any Medical Reimbursement Program.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Parent and each Borrower and constitutes, and each other Loan Document when executed and delivered by the each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Credit Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

SECTION 3.05. Financial Statements. (a) Parent has heretofore furnished to the Lenders (i) its consolidated balance sheets as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in members’ equity and cash flows for the year ended December 31, 2003 and the five-month period ended December 31, 2002, and the combined statements of income, changes in stockholders’ equity and cash flows for the seven-month period ended July 31, 2002 and the year ended December 31, 2001 of WMG and its subsidiaries, WellCare of Florida, Inc. (formerly known as Well Care HMO, Inc.), HealthEase of Florida, Inc., CHM and Comprehensive Health Management of Florida, L.C., in each case prepared in accordance with GAAP and audited by and accompanied by the opinion of Deloitte & Touche, LLP, independent public accountants, and (ii) consolidating balance sheets and related statements of income, changes in members’ or stockholders’ equity, as applicable, and cash flows of each consolidated Subsidiary for the three years ended December 31, 2003, prepared in accordance with GAAP (and, in the case of financial statements for CHM, audited by and accompanied by the opinion of said independent public accountants) and, with respect to each HMO Subsidiary, SAP. Such financial statements present fairly the financial condition and results of operations and cash flows of Parent and its consolidated Subsidiaries and of such consolidated Subsidiaries, as the case may be, as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Parent and its consolidated Subsidiaries and of such consolidated Subsidiaries, as the case may be, as of the dates thereof.

(b) Parent has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet as of December 31, 2003, and the related statements of income, changes in member’s equity and cash flows prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the twelve-month period ending on such date. Such pro forma financial statements have been prepared in good faith by Parent, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by Parent and the Borrowers on the date hereof and on the Closing Date to be reasonable), are based on the best information available to Parent and the Borrowers as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of Parent and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or would be materially likely to have, a material adverse effect on the business, assets, operations, financial condition or prospects of Parent and the Subsidiaries, taken as a whole, since December 31, 2003.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Parent and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of Parent and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of Parent and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(c) None of Parent or any Borrower has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d) None of Parent or any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the First Amendment Effective Date a list of all Subsidiaries and the percentage ownership interest of Parent and each Subsidiary therein. The Subsidiary Guarantors, the Insurance Subsidiaries, the Immaterial Subsidiaries and the HMO Subsidiaries listed on Schedule 3.08 are designated as such. The shares of capital stock or other ownership interests in the Subsidiaries set forth on Schedule 3.08 are fully paid and non-assessable and are owned by Parent or a Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and, with respect to the Seller Note Pledged Stock, if any, Liens under the Seller Note and any documents related thereto).

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Parent or any Borrower, threatened against or affecting Parent or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Credit Transactions or (ii) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c) None of Parent or any Subsidiary or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, (i) none of Parent or any Subsidiary, nor, to the knowledge of Parent or any Borrower, any individual employed by any of the foregoing, could reasonably be expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for corporate or individual act or omission to act, (ii) no officer continues to be employed by Parent or any Subsidiary who could reasonably be expected to have individual culpability for matters under investigation by the OIG or any other Governmental Authority unless such officer has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or such other Governmental Authority, and (iii) current billing policies, arrangements, protocols and instructions of each of Parent and the Subsidiaries comply in all material respects with requirements of Medical Reimbursement Programs and are administered by properly trained personnel. To the knowledge of Parent or any Borrower, none of Parent or any Subsidiary, nor any of their respective officers, directors or employees, have engaged in any activities that constitute prohibited acts of fraud under Medicare Regulations or under Medicaid Regulations.

(d) All material certificates of occupancy and material permits are in effect for each Mortgaged Property as currently constructed to the extent required by applicable law, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

SECTION 3.10. Agreements. (a) None of Parent or any Subsidiary is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) None of Parent or any Subsidiary is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) None of Parent or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. None of Parent or any Subsidiary is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.13. Tax Returns. Each of Parent and the Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Parent or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

SECTION 3.14. No Material Misstatements. None of (a) the Confidential Information Memorandum, (b) the Amendment Confidential Information Memorandum or (c) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of Parent or any Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Parent and the Borrowers represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.15. Employee Benefit Plans. Each of Parent and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except to the extent the failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $3,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $8,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.16. Environmental Matters. (a) Except as set forth in Schedule 3.16 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Parent or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.16 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.17. Insurance. Schedule 3.17 sets forth a true, complete and correct description of all insurance maintained by or on behalf of Parent and the Subsidiaries as of the First Amendment Effective Date. As of the First Amendment Effective Date, such insurance is in full force and effect and all premiums have been duly paid. Except for self-insurance on terms consistent with industry practice, the properties of Parent and the Subsidiaries are insured in all material respects with financially sound and reputable insurance companies not Affiliates of Parent, in such amounts, and with such deductibles and covering such risks, as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Parent or the applicable Subsidiary operates.

SECTION 3.18. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.18(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

(b) Upon the recordation of the Guarantee and Collateral Agreement with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.18(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States of America and its territories and possessions, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c) The Mortgages, if any, are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed in the proper real estate filing offices, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.19. Location of Real Property and Leased Premises.

(a) Schedule 3.19(a) lists completely and correctly as of the Closing Date all real property owned by Parent and the Subsidiaries and the addresses thereof. Parent and the Subsidiaries own in fee all the real property set forth on Schedule 3.19(a).

(b) Schedule 3.19(b) lists completely and correctly as of the Closing Date all real property leased by Parent and the Subsidiaries and the addresses thereof. Parent and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.19(b).

SECTION 3.20. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against Parent or any Subsidiary pending or, to the knowledge of Parent or any Borrower, threatened. The hours worked by and payments made to employees of Parent and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, where such violation could reasonably be expected to result in a Material Adverse Effect. All payments due from Parent or any Subsidiary, or for which any claim may be made against Parent or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Parent or such Subsidiary, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Parent or any Subsidiary is bound.

SECTION 3.21. Solvency. Immediately after the consummation of the Credit Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.22. Senior Debt Status. No Indebtedness or other obligations, other than the Obligations and obligations under the Existing Credit Agreement, are, or will be, designated as “Senior Indebtedness” under the Seller Note.

SECTION 3.23. Licensing and Accreditation. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each of Parent and the Subsidiaries (i) has obtained and maintains accreditation from one or more generally recognized accreditation agencies where such accreditation is customary in the industry in which it is engaged; (ii) in the case of each HMO Subsidiary, has entered into and maintains in good standing its contract with the Centers for Medicare and Medicaid Services to be a Medicare Advantage Organization or such other agreement to be able to provide managed health care services to Medicare or Medicaid; and (iii) has taken all action to obtain, preserve and maintain each certificate of authority, license, permit, authorization and other approval of any Governmental Authority required for the conduct of its business, and all of such certificates, licenses, permits, authorizations or approvals are in full force and effect and have not been revoked or suspended or otherwise limited. In furtherance of the foregoing, each of Parent and the Subsidiaries has taken all action to obtain, preserve and maintain with respect to each HMO Subsidiary and Insurance Subsidiary all certificates of authority, licenses, permits, authorizations and other approvals required under the HMO Regulations or other regulations issued by the applicable Governmental Authority, including approvals required to ensure that such HMO Subsidiary and Insurance Subsidiary is eligible for all reimbursements available under the HMO Regulations or other regulations issued by the applicable Governmental Authority, and all of such certificates, licenses, permits, authorizations or approvals are in full force and effect and have not been revoked or suspended or otherwise limited.

SECTION 3.24. Medicare and Medicaid Notices and Filings Related to Business. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each of Parent and the Subsidiaries has timely filed (a) all reports and other filings required to be filed in connection with the Medicare and Medicaid programs, and all such reports and filings are true and complete in all material respects, and (b) all material reports, data and other information required by any other Governmental Authority with authority to regulate it or its business or operations in any manner. Except to the extent any such action could not reasonably be expected to result in a Material Adverse Effect, (i) there are no claims, actions, proceedings or appeals pending (and none of Parent or any Subsidiary has made any filing that would result in any claims, actions, proceedings or appeals) before any Governmental Authority with respect to any Medicare or Medicaid reports or claims filed by Parent or any Subsidiary on or before the date hereof, or with respect to any adjustments, denials, recoupments or disallowances by any intermediary, carrier, other insurer, commission, board or agency in connection with any cost reports or claims, and (ii) no validation review, survey, inspection, audit, investigation or program integrity review related to Parent or any Subsidiary has been conducted by any Governmental Authority or government contractor in connection with the Medicare or Medicaid programs, and no such reviews are scheduled, pending or, to the knowledge of Parent or any Borrower, threatened against or affecting Parent or any Subsidiary.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing, including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) The Borrowers and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrowers and Parent on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of Kirkland & Ellis LLP, counsel for Parent and the Borrowers, substantially to the effect set forth in Exhibit G, such opinion to be (i) dated the Closing Date, (ii) addressed to the Lenders, the Issuing Bank and the Administrative Agent and (iii) covering such other matters relating to the Loan Documents and the Credit Transactions to occur on the Closing Date as the Administrative Agent shall reasonably request. Parent and the Borrowers hereby request such counsel to deliver such opinions.

(b) All legal matters related to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, the Issuing Bank and the Administrative Agent.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, or certificate of formation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the State of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) if such Loan Party is a corporation, that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, or if such Loan Party is a limited liability company, that attached thereto is a true and complete copy of the operating or limited liability company agreement of such Loan Party as in effect on the Closing Date and at all times since the date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or board of managers, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of each Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, or certificate of formation, of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of each of Parent and the Borrowers, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01 and paragraphs (f), (i), (l) and (m) of this Section.

(e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Parent and the Borrowers hereunder or under any other Loan Document.

(f) The Guarantee and Collateral Requirement shall have been satisfied. The Collateral Agent shall have received the Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Parent and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in which the chief executive office of each such person is located and in the other jurisdictions in which such persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(g) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received copies of each of (i) the Seller Note and the related Pledge Agreement dated as of July 31, 2002 and the Amendment and Settlement Agreement dated as of February 12, 2004, (ii) each management agreement between CHM and an HMO Subsidiary and (iii) any management agreements between Parent or any Subsidiary and SPEP Management, LLC or any of its Affiliates, in each case certified by a Financial Officer of Parent as being complete and correct.

(i) All principal, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. WMG shall have repaid or otherwise discharged its obligations under, or shall substantially simultaneously with the initial funding of Loans on the Closing Date repay or otherwise discharge its obligations under, all of the Discount Notes, it being agreed that the conversion of the Discount Notes into Term Loans of the Rollover Lenders pursuant to the Rollover Agreement shall be deemed a discharge of WMG’s obligations under the Discount Notes. WCGHM shall have repaid or otherwise discharged, or shall substantially simultaneously with the initial funding of Loans on the Closing Date repay or otherwise discharge, a portion of the outstanding Indebtedness under the Seller Note such that the condition in clause (b) of the last sentence of this paragraph shall be satisfied. Immediately after giving effect to the Credit Transactions to occur on the Closing Date, Parent and the Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (a) Indebtedness outstanding under this Agreement, (b) Indebtedness under the Seller Note in an aggregate principal amount not to exceed $30,000,000 and (c) Indebtedness set forth on Schedule 6.01.

(j) The Lenders shall have received the financial statements and opinions referred to in Section 3.05, none of which shall be materially inconsistent with the financial statements or forecasts previously provided to the Lenders. No material adverse change shall have occurred in the business, assets, operations financial condition or prospects of Parent and the Subsidiaries, taken as a whole, since December 31, 2003.

(k) The Lenders shall have received a detailed business plan of Parent and the Subsidiaries for (i) the years 2004 through 2009 and (ii) each fiscal quarter of 2004 and 2005, in form and substance satisfactory to the Administrative Agent.

(l) The Lenders shall be satisfied that the Leverage Ratio on the Closing Date, calculated after giving pro forma effect to the Credit Transactions to occur on the Closing Date, shall be no more than 3.0 to 1.0.

(m) All requisite Governmental Authorities and third parties shall have approved or consented to the Credit Transactions to occur on the Closing Date to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation or governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(n) The Post-Closing Matters Side Letter shall have been duly executed by Parent and each of the Borrowers and shall be in full force and effect on the Closing Date.

(o) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

ARTICLE V

Affirmative Covenants

Each of Parent and the Borrowers covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Parent and the Borrowers will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, except as otherwise expressly permitted under Section 6.05; provided that any wholly owned Subsidiary (other than any Borrower) may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

(b) Take all action to obtain, preserve, renew and maintain in full force and effect all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business and to preserve, renew and maintain all of its registered patents, trademarks, trade names and services marks, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; and maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.02. Insurance. Maintain in full force and effect (i) except to the extent Parent and the Subsidiaries are self-insured on terms consistent with industry practice, insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Parent or the applicable Subsidiary operates, (ii) all insurance required to be maintained by the Security Documents and (iii) such other insurance as may be required by law.

SECTION 5.03. Obligations and Taxes. Pay and discharge as the same shall become due and payable its Indebtedness and other obligations and all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all material lawful claims that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings diligently conducted and Parent and the Subsidiaries shall have set aside on their books adequate reserves with respect thereto in accordance with GAAP and SAP, as applicable, and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent, who will make it available to each Lender:

(a) within 90 days after the end of each fiscal year of Parent, its audited consolidated balance sheet and related statements of income, changes in members’ or stockholders’ equity, as applicable, and cash flows showing the financial condition of Parent and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all reported on by Deloitte & Touche, LLP, or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, its consolidated balance sheet and related statements of income, changes in members’ or stockholders’ equity, as applicable, and cash flows showing the financial condition of Parent and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by a Financial Officer of Parent as fairly presenting the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 15 days after the date that such annual and quarterly financial statements of each HMO Subsidiary are required to be filed with any HMO Regulator, such annual and quarterly financial statements prepared in accordance with SAP;

(d) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of the accounting firm (in the case of clause (a)) or a Financial Officer of Parent (in the case of clause (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12;

(e) within 30 days after the end of each fiscal year of Parent, an annual consolidated budget for the succeeding fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such succeeding fiscal year and each quarter thereof and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g) promptly after the receipt thereof by Parent or any Subsidiary, a copy of any “management letter” in final form received by any such person from its certified public accountants and, promptly upon completion thereof, the management’s written response thereto;

(h) promptly after the same becomes available, and in any event within 120 days after the end of each fiscal year of Parent, a schedule setting forth in reasonable detail the reinsurance arrangements maintained by each HMO Subsidiary as of the end of such fiscal year (with any changes subsequent to the end of such fiscal described therein);

(i) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(j) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Parent or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, the Issuing Bank and each Lender, promptly after any Responsible Officer of Parent or any Subsidiary obtains knowledge thereof, written notice of the following:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action, if any, taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Parent or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Parent and the Subsidiaries in an aggregate amount exceeding $1,000,000;

(d) any development that has resulted in, or could reasonably be expected to result in, an Exclusion Event, including any notice by the OIG of exclusion or proposed exclusion of Parent or any Subsidiary from any Medical Reimbursement Program, and any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(e) commencement of any material audit of Parent or any Subsidiary by any regulatory authority, including any HMO Regulator, and commencement of any proceeding or other action against Parent or any Subsidiary that could reasonably be expected to result in a suspension, revocation or termination of any contract of Parent or any Subsidiary with respect to Medicaid or Medicare, including any such contract to be a Medicare Advantage Organization; and

(f) receipt by Parent or any Subsidiary of (i) any notice of suspension or forfeiture of any certificate of authority or similar license of any HMO Subsidiary and (ii) any other material notice of deficiency, compliance order or adverse report issued by any regulatory authority, including any HMO Regulator, or private insurance company pursuant to a provider agreement that, if not promptly complied with or cured, could reasonably be expected to result in the suspension or forfeiture of any certification, license, permit, authorization or other approval necessary for such HMO Subsidiary to carry on its business as then conducted or in the termination of any insurance or reimbursement program then available to any HMO Subsidiary.

SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Parent and each Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Parent and each Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) In the case of Parent, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.04, deliver to the Administrative Agent a certificate of a Financial Officer of Parent supplementing the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Maintain (i) proper books of record and account, in which true, complete and correct entries in conformity with GAAP or SAP, as applicable, shall be made of all material financial transactions and matters involving the material assets and business of Parent and the Subsidiaries and (ii) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Parent and the Subsidiaries.

(b) Permit representatives designated by, and independent contractors of, the Administrative Agent or any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, all at the expense of Parent and the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Parent (which notice shall not be required at any time after the occurrence and during the continuance of an Event of Default); provided, however, that so long as no Event of Default has occurred and is continuing, Parent and the Borrowers shall be obligated to pay the expenses of only one such visit in any calendar year. Notwithstanding the foregoing, no Loan Party shall be required to disclose (i) any materials subject to a confidentiality obligation binding upon such Loan Party (provided that such Loan Party shall, at the request of the Administrative Agent or any Lender, use commercially reasonable efforts to obtain permission for such disclosure and, in the event permission cannot be obtained, furnish some information regarding the matters to which such materials relate as can reasonably be furnished without violation of such confidentiality obligations) or (ii) any communications protected by attorney-client privilege the disclosure or inspection of which would waive such privilege.

(c) In the case of Parent and each Borrower, use commercially reasonable efforts to cause the Credit Facilities to be continuously rated by S&P and Moody’s.

SECTION 5.08. Use of Proceeds. In the case of the Borrowers, use (a) the proceeds of the Term Loans on and (with respect to clauses (iv) and (v) below) after the Closing Date solely (i) to finance the repayment or other discharge of the Discount Notes, (ii) to pay or prepay (x) all or a portion of Indebtedness outstanding under the Seller Note such that, after giving effect to such prepayment, the principal amount of outstanding Indebtedness under the Seller Note shall not exceed $30,000,000 and (y) all principal, interest, fees and other amounts due or outstanding under the Existing Credit Agreement, (iii) to pay related fees and expenses, (iv) to finance a portion of the Harmony Acquisition Consideration and (v) for general corporate purposes, including, without limitation, for start up and infrastructure development costs relating to the Borrowers’ and any of their Subsidiaries’ Georgia and/or Medicare prescription drug plan businesses; (b) the proceeds of the Revolving Loans solely for general corporate purposes, including, without limitation, for start up and infrastructure development costs relating to the Borrowers’ and any of their Subsidiaries’ Georgia and/or Medicare prescription drug plan businesses, and, if immediately prior to and after giving effect thereto no Default or Event of Default shall have occurred, to make required principal and interest payments on the Seller Note; (d) the proceeds of the Swingline Loans solely for general corporate purposes, including, without limitation, for start up and infrastructure development costs relating to the Borrowers’ and any of their Subsidiaries’ Georgia and/or Medicare prescription drug plan businesses; and (e) Letters of Credit solely to support payment obligations incurred in the ordinary course of business by the Borrowers and their subsidiaries.

SECTION 5.09. Compliance with Laws. (a) Comply with all applicable laws, rules, regulations, orders, writs, injunctions and decrees of any Governmental Authority (including Titles XVIII and XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations, HMO Regulations and Health Insurance Portability and Accountability Act of 1996), whether now existing or hereafter enacted, except where the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Obtain and maintain all material certifications, licenses, permits, authorizations and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and as proposed to be conducted, including licenses and contracts with Medicare and Medicaid.

(c) Use commercially reasonable efforts to ensure that billing policies, arrangements, protocols and instructions comply in all material respects with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and are administered by properly trained personnel.

(d) Maintain a compliance program for Parent and the Subsidiaries that (i) satisfies the requirements therefor applicable to Medicare Advantage Organizations and (ii) is reasonably designed to provide internal controls effective to promote adherence to, and prevent and detect any material violation of, any applicable laws, rules and regulations and, in any event, includes regular internal audits and monitoring to ensure compliance therewith and with all applicable laws, rules and regulations.

SECTION 5.10. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, fixture filings, mortgages and deeds of trust and preparation of all documentation relating to filings under the Assignment of Claims Act) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, to cause the Guarantee and Collateral Requirement to be and remain satisfied and to effectuate the other transactions contemplated by the Loan Documents, all at the expense of the Loan Parties. Without limiting the foregoing, Parent and each Borrower will cause the Guarantee and Collateral Requirement to be satisfied with respect to (a) each Subsidiary acquired or organized subsequent to the date hereof (other than any such Subsidiary that is a Foreign Subsidiary, an Immaterial Subsidiary, an Insurance Subsidiary or an HMO Subsidiary that has not Guaranteed any Indebtedness of Parent or any other Subsidiary), (b) each Subsidiary that ceases to be an Immaterial Subsidiary, an Insurance Subsidiary or an HMO Subsidiary and (c) each HMO Subsidiary that has Guaranteed any Indebtedness of Parent or any Subsidiary (and which Guarantee, at the time of determination, is in effect). In addition, from time to time, Parent and each Borrower will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured, except to the extent set forth in the definition of the term “Guarantee and Collateral Requirement,” by substantially all the assets of Parent and the Subsidiaries, including real and other properties acquired subsequent to the Closing Date). Parent and each Borrower agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each security interest and Lien created or intended to be created under the Security Documents. In furtherance of the foregoing, Parent and each Borrower agree to give prompt notice to the Administrative Agent of the acquisition by it or any of its subsidiaries of any real property (or any interest in real property) having a value in excess of $250,000.

SECTION 5.11. Designation of Obligations; Matters Relating to the Seller Note. (a) In the event that Parent or any Subsidiary shall at any time issue or have outstanding any Indebtedness that by its terms is subordinated to any other Indebtedness of Parent or such Subsidiary, take all actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness. In furtherance of the foregoing, the Obligations are hereby designated as “senior indebtedness” and, if relevant, as “designated senior indebtedness” in respect of all such subordinated Indebtedness (including designation by WCGHM of the Obligations as “Senior Indebtedness” under the Seller Note) and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior Indebtedness under the terms of such subordinated Indebtedness.

(b) In the case of WCGHM, promptly after the date hereof provide to the payee under the Seller Note written notice of the designation of the Obligations as “Senior Indebtedness” under the Seller Note, which notice shall include the address and fax number of the Administrative Agent set forth in Section 9.01 (and, in the event such address or fax number shall change as contemplated by Section 9.01, promptly inform the payee under the Seller Note of any such change); and promptly after obtaining knowledge thereof, provide to the Administrative Agent notice of any change of the address, fax number or other information set forth in the Seller Note with respect to the payee thereunder.

ARTICLE VI

Negative Covenants

Each of Parent and the Borrowers covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Parent nor any Borrower will, nor will they cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 (and any refinancings, renewals and replacements of any such Indebtedness that do not (i) increase the outstanding principal amount thereof or (ii) result in a maturity date that is prior to, or decrease the weighted average life thereof for the period ending before, the earlier of (x) the 180th day following the Term Loan Maturity Date and (y) the date on which such original Indebtedness matured);

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of Parent to any Subsidiary and of any Subsidiary to Parent or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party (other than an HMO Subsidiary or an Insurance Subsidiary) to any Loan Party shall be subject to the limitation set forth in clause (a) of Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms set forth in Exhibit H-1 hereto;

(d) Indebtedness of any Loan Party arising under any Hedging Agreement, provided that such Hedging Agreement (i) was entered into by such person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such person, and not for purposes of speculation or taking a “market view”, and (ii) does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness of Parent or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (including extensions, renewals and replacements thereof) shall not exceed $5,000,000 at any time outstanding;

(f) Indebtedness under the Seller Note in a principal amount not to exceed $25,000,000, as well as any and all accrued interest thereon;

(g) Indebtedness incurred in connection with the financing of insurance premiums in an aggregate amount at any time outstanding not to exceed $500,000;

(h) Guarantees by Parent of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of Parent or any other Subsidiary (other than, in each case, Indebtedness referred to in clause (i) of this Section); provided that (i) a Subsidiary shall not Guarantee any obligation unless such Subsidiary also has Guaranteed the Obligations and (ii) Guarantees by any Loan Party of Indebtedness of any Subsidiary (other than an HMO Subsidiary or an Insurance Subsidiary) that is not a Loan Party shall be subject to the limitation set forth in clause (a) of Section 6.04;

(i) unsecured Indebtedness incurred by any Loan Party in connection with a Permitted Acquisition; provided that (i) at the time of the incurrence of such Indebtedness, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) the aggregate principal amount of the Indebtedness permitted by this clause shall not exceed $25,000,000 at any time outstanding, (iii) such Indebtedness shall be expressly subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms set forth on Exhibit H-2 hereto, (iv) such Indebtedness shall have a maturity date at least 180 days after the Term Loan Maturity Date and shall require no scheduled or other mandatory payment of principal (including any payment at the option of the holders of such Indebtedness and any payment pursuant to a sinking fund obligation, but excluding any payment required upon the occurrence of a change in control, however defined in the documents governing such Indebtedness) prior to the 180th day following the Term Loan Maturity Date, (v) after giving effect to the incurrence of such Indebtedness, the Leverage Ratio as of the date of such incurrence (computed on the basis of (x) balance sheet amounts as of such date and (y) income statement amounts for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of such Permitted Acquisition) shall be at least 0.25 to 1.00 less than the maximum Leverage Ratio then permitted by Section 6.12, (vi) in connection with the incurrence of such Indebtedness, neither S&P nor Moody’s shall have downgraded the rating of the Credit Facilities below the respective ratings on the Effective Date and (vii) on or prior to the date of such incurrence, Parent shall have delivered a certificate of a Financial Officer of Parent confirming compliance with this clause, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in subclauses (ii) and (v) above; and any refinancings, renewals and replacements of any such Indebtedness that do not (x) increase the outstanding principal amount thereof or (y) result in a maturity date that is prior to, or decrease the weighted average life thereof for the period ending before, the earlier of (A) 180th day following the Term Loan Maturity Date and (B) the date on which such original Indebtedness matured);

(j) Indebtedness of any person that becomes a Subsidiary after the date hereof (provided that (i) such Indebtedness exists at the time such person becomes a Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $15,000,000 at any time outstanding) and any refinancings, renewals and replacements of any such Indebtedness that do not (x) increase the outstanding principal amount thereof or (y) result in a maturity date that is prior to, or decrease the weighted average life thereof for the period ending before, the earlier of (A) 180th day following the Term Loan Maturity Date and (B) the date on which such original Indebtedness matured);

(k) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(l) other unsecured Indebtedness of any Loan Party in an aggregate principal amount (which, in the case of any Indebtedness issued with OID shall mean the accreted value of such Indebtedness) not exceeding $10,000,000 at any time outstanding;

(m) other secured Indebtedness of any Loan Party in an aggregate principal amount not exceeding $1,000,000 at any time outstanding; and

(n) Indebtedness under the Existing Letters of Credit; provided, that such letters of credit may not be renewed (other than pursuant to the auto-renewal provisions thereof), extended or replaced other than with Letters of Credit issued under this Agreement.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of Parent and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens (i) shall not apply to any other property or asset of Parent or any Subsidiary and (ii) shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) Liens for taxes that are not due and payable or which are being contested in compliance with Section 5.03;

(d) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Parent or any Subsidiary;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments), provided that no such judgment constitutes an Event of Default under clause (i) of Article VII;

(i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by Parent or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the cost of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of Parent or any Subsidiary;

(j) any Lien existing on any property or asset prior to the acquisition thereof by Parent or any Subsidiary or existing on any property or asset of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, (ii) such Lien does not apply to any other property or asset of Parent or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof permitted by this Agreement;

(k) licenses, leases or subleases granted to others not interfering in any material respect with the business of Parent or any Subsidiary;

(l) any interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n) Liens of a collection bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(o) Liens of sellers of goods to Parent and any Subsidiary arising under Article 2 of the Uniform Commercial Code in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(p) Liens in the nature of municipal ordinances, zoning, entitlement, land use and environmental regulation;

(q) Liens in connection with the WMG Guarantee Arrangement, provided that such Liens attach only to the property that is subject to the WMG Guarantee Arrangement;

(r) Liens to secure Indebtedness of the type referred to in clause (m) of Section 6.01; and

(s) Liens to secure the Existing Letters of Credit.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04. Investments, Loans, Advances and Guarantees. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or any investment or any other interest in, or Guarantee any obligation of, any other person, except:

(a) (i) investments by Parent and the Subsidiaries existing on the date hereof in the Equity Interests of the Subsidiaries and (ii) additional investments by Parent and the Subsidiaries in the Equity Interests of persons that are Subsidiaries at the time such investments are made (including Subsidiaries organized after the date hereof by Parent or existing Subsidiaries); provided that (A) any such Equity Interests held by a Loan Party shall, subject to the limitations applicable to Equity Interests of a Foreign Subsidiary and the Seller Note Pledged Stock referred to in the definition of the term “Guarantee and Collateral Requirement”, be pledged pursuant to the Guarantee and Collateral Agreement and (B) the aggregate amount of investments by Loan Parties in, loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness or other obligations of, Subsidiaries (other than HMO Subsidiaries and Insurance Subsidiaries) that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $10,000,000 at any time outstanding;

(b) Permitted Investments;

(c) loans or advances made by Parent to any Subsidiary and made by any Subsidiary to Parent or to any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Guarantee and Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries (other than HMO Subsidiaries and Insurance Subsidiaries) that are not Loan Parties shall be subject to the limitation set forth in clause (a) of this Section;

(d) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit and investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) Guarantees permitted by Section 6.01;

(f) Parent and the Subsidiaries may make loans and advances in the ordinary course of business to their respective directors, officers and employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $1,000,000;

(g) investments in the form of Hedging Agreements, provided that such Hedging Agreements meet the requirements set forth in clause (d) of Section 6.01;

(h) (i) any Loan Party may acquire all or substantially all the assets of a person or line of business of such person, or not less than 100% of the Equity Interests of a person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Parent or any Subsidiary; (ii) the Acquired Entity shall be a going concern and its business shall constitute a business permitted by Section 6.08(b); (iii) the Acquired Entity is organized under the laws of the United States of America or any State thereof or the District of Columbia and at least 80% of the consolidated gross operating revenues of such Acquired Entity for the most recently completed period of twelve months were derived from domestic operations in the United States of America; and (iv) at the time of such acquisition (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) Parent would be in Pro Forma Compliance; (C) the Leverage Ratio as of the date of such acquisition, (computed on the basis of (x) balance sheet amounts as of such date and (y) income statement amounts for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of such acquisition) shall be at least 0.25 to 1.00 less than the maximum Leverage Ratio then permitted by Section 6.12; and (D) the consolidated EBITDA of the Acquired Entity (determined in a manner substantially similar to the manner of determination of the Consolidated EBITDA of Parent) for the most recently completed period of four consecutive fiscal quarters ending prior to such acquisition shall not exceed the amount equal to the quotient obtained by dividing (x) Consolidated EBITDA of Parent for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Administrative Agent, calculated on a Pro Forma Basis in respect of such acquisition, by (y) four; and (iv) Parent shall have delivered to the Administrative Agent a certificate of a Financial Officer of Parent confirming compliance with subclauses (i) through (iii) above, together with all relevant financial information for the Acquired Entity and reasonably detailed calculations demonstrating satisfaction of the requirements set forth in subclause (iii) above (any acquisition of an Acquired Entity meeting all the criteria of this clause being referred to herein as a “Permitted Acquisition”);

(i) the Harmony Transactions; and

(j) in addition to investments permitted by clauses (a) through (i) of this Section, additional investments, loans and advances by Parent and the Subsidiaries (other than investments, loans and advances to Subsidiaries that are not Loan Parties) so long as the aggregate amount invested, loaned or advanced pursuant to this clause (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $10,000,000 in the aggregate.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of Parent or any Borrower, or any Equity Interests of any Borrower, or less than all the Equity Interests of any Subsidiary (other than a Borrower), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) Parent and any Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (v) any wholly owned Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving corporation, (w) any wholly owned Subsidiary (other than a Borrower) may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than Parent or a wholly owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (x) the Loan Parties may make Permitted Acquisitions, (y) Holdings may merge into WellCare Group, Inc., and (z) the Harmony Transactions may be consummated.

(b) Engage in any Asset Sale permitted under paragraph (a) of this Section unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph shall not exceed $5,000,000 in the aggregate.

SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equityholders; provided that any dividends and distributions made to the Parent shall be subject to the following limitations, (ii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, WCGHM may make distributions to Parent in an aggregate amount not to exceed $1,000,000 in any fiscal year for the purpose of allowing Parent to repurchase its Equity Interests owned by retiring directors, officers or employees of Parent or any Subsidiary and to make payments to directors, officers or employees of Parent or any Subsidiary upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity or equity-based incentives pursuant to management or other incentive plans or in connection with the death or disability of such employees and (iii) WCGHM may make Restricted Payments to Parent (x) in an amount not to exceed $1,000,000 in any fiscal year, to the extent necessary to pay general corporate and overhead expenses incurred by Parent in the ordinary course of business and (y) in an amount necessary to pay the tax liabilities of Parent directly attributable to (or arising as a result of) the operations of the Subsidiaries; provided, however, that all Restricted Payments made to Parent pursuant to this clause (iii) are used by Parent for the purposes specified herein within 20 days of the receipt thereof.

(b) Enter into, incur or permit to exist any agreement or other arrangement (other than, in the case of any HMO Subsidiary or any Insurance Subsidiary, with a Governmental Authority regulating such Subsidiary) that prohibits, restricts or imposes any condition upon (i) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Loan Party or to Guarantee Indebtedness of any Loan Party; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) above shall not apply to (x) customary provisions in leases and other contracts restricting the assignment thereof and (y) any Lien permitted by Section 6.02 or any document or instrument governing any such permitted Lien if such restrictions or conditions apply only to the property or assets subject to such permitted Lien and (D) the foregoing shall not apply to the Seller Note and the WMG Guarantee Arrangement as in effect on the date hereof.

SECTION 6.07. Transactions with Affiliates. Except for transactions by or among the Borrowers and the Subsidiary Guarantors and any intercompany transactions expressly permitted under Sections 6.01, 6.04, 6.05 and 6.06, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for (a) any of the foregoing transactions at prices and on terms and conditions not less favorable to Parent or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) reasonable compensation and reimbursement of expenses of officers and directors, and (c) payment of management fees or similar fees under the CHM Management Agreements or the Harmony Management Agreement.

SECTION 6.08. Business of Parent and Subsidiaries; Ownership of Subsidiaries; Preferred Equity Interests. (a) In the case of Parent, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of WCGHM and WellCare Group, Inc. and liabilities incidental thereto, including its liabilities hereunder and pursuant to the Guarantee and Collateral Agreement; provided that notwithstanding the foregoing, Parent shall be permitted to conduct the IPO.

(b) Engage at any time in any business or business activity other than those lines of business conducted by Parent and the Subsidiaries on the date hereof and any business substantially related or incidental thereto (including establishment of a wholly-owned insurance Subsidiary).

(c) Form or acquire any Foreign Subsidiary (other than formation of a wholly owned insurance Subsidiary) or permit any person other than a Loan Party to own any Equity Interests of any Subsidiary, other than the ownership of FirstChoice HealthPlans of Connecticut, Inc. by WellCare of New York, Inc.

(d) In the case of the Borrowers and the other Subsidiaries, issue any preferred stock or other preferred Equity Interests.

SECTION 6.09. Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness (including the Seller Note) of Parent or any Subsidiary is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Parent, any Subsidiary or the Lenders.

(b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness (other than the Loans, intercompany debt and the payments expressly permitted under Section 5.08), (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities, or (iii) give any “Blockage Notice” under, and as defined in, the Seller Note; provided that, notwithstanding the foregoing, WCGHM shall be allowed to pay, prepay or otherwise discharge Indebtedness under the Seller Note if, at the time thereof and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) Parent would be in Pro Forma Compliance.

(c) Amend, modify or change (i) any of its organizational documents in a manner adverse to the Lenders and (ii) the terms of the CHM Management Agreements without the approval of applicable regulatory authorities and the Administrative Agent (which approval by the Administrative Agent shall not be unreasonably withheld and shall be deemed given unless expressly withheld within 10 Business Days after the date notice of such amendment, modification or change was delivered to the Administrative Agent (it being agreed that any such notice shall refer to this Section and to the deemed approval of such amendment, modification or change in the absence of action within such 10 Business Day period)).

SECTION 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by Parent and the Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Period	Amount
January 1, 2004 through December 31, 2004	$9,000,000
January 1, 2005 through December 31, 2005	$30,000,000
January 1, 2006 through December 31, 2006 and each year thereafter	$25,000,000

The amount of any Capital Expenditures permitted to be made in respect of any period above shall be increased by the amount of permitted Capital Expenditures set forth above for the immediately preceding period that were not made during such preceding period. Capital Expenditures in any period shall be deemed to use, first, the amount set forth above for such period and, second, any amount carried forward to such period pursuant to this paragraph.

SECTION 6.11. Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on any date after the Closing Date and on or prior to September 30, 2006, to be less than 1.25 to 1.00, or ending on any date thereafter to be less than 1.50 to 1.00.

SECTION 6.12. Leverage Ratio. Permit the Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
Closing Date to and including September 30, 2004	3.50 to 1.00

October 1, 2004 through March 31, 2005	3.25 to 1.00

April 1, 2005 through September 30, 2005	3.00 to 1.00

October 1, 2005 through March 31, 2006	2.75 to 1.00

April 1, 2006 and thereafter	2.50 to 1.00

SECTION 6.13. Fiscal Year. In the case of Parent and any Borrower, change its fiscal year-end to a date other than December 31st.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (b) of this Article) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days in the case of such interest or five Business Days in the case of such Fee or other amount;

(d) default shall be made in the due observance or performance by Parent or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Parent or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) of this Article) and such default shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent or any Lender to Parent;

(f) (i) Parent or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable cure periods), or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent or any Subsidiary, or of a substantial part of the property or assets of Parent or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Subsidiary or for a substantial part of the property or assets of Parent or any Subsidiary or (iii) the winding-up or liquidation of Parent or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Parent or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Subsidiary or for a substantial part of the property or assets of Parent or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against Parent or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Parent or any other Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $5,000,000 (excluding (A) any amount covered by independent third-party insurance as to which the insurer shall have acknowledged, in writing, coverage and (B) any amount for which Parent or any Subsidiary is entitled to indemnification or reimbursement from a creditworthy third party that has not disputed its obligation to make such indemnification or reimbursement) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;

(m) an HMO Event shall have occurred and the same shall remain unremedied for a period of 60 days following the occurrence thereof (or such shorter period of time, if any, as the HMO Regulator shall have imposed for the cure of such HMO Event);

(n) an Exclusion Event shall have occurred and such Exclusion Event could reasonably be expected to result in a Material Adverse Effect; or

(o) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Parent or any Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Parent or any Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

Agents

(a) The Administrative Agent and the Collateral Agent.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Parent, any Borrower or any other Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Parent or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Parent, a Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, subject, if no Event of Default shall have occurred and be continuing, to the consent of the Borrowers (not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, subject, if no Event of Default shall have occurred and be continuing, to the consent of the Borrowers (not to be unreasonably withheld), on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

(b) Other Agents.

None of the Lenders or other persons identified on the facing page or signature pages of this Agreement as a “Syndication Agent” or “Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to any Borrower or Parent, to it at 6800 North Dale Mabry Highway, Suite 268, Tampa, FL 33614, Attention of Chief Executive Officer (Fax No. (813) 290-6306) and General Counsel (Fax No. (813) 290-6210), with a copy to (which shall not constitute notice) Kirkland & Ellis LLP at Citigroup Center, 153 East 53rd Street, New York, NY 10022, Attention of W. Brian Raftery, Esq. (Fax No. (212) 446-4900);

(b) if to the Administrative Agent, to Wachovia Bank, National Association, Charlotte Plaza, 201 S. College Street, CP-8, Charlotte, NC 28288-0680, Attention: Syndication Agency Services (Fax No. (704) 383-0288); and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. As agreed to among Parent, the Borrowers, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers or Parent herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower, Parent and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, Parent, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) in the case of an assignment of a Revolving Credit Commitment (other than an assignment to a Lender or an Affiliate of a Lender), each of Parent, the Issuing Bank and the Swingline Lender must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (provided, that the consent of Parent shall not be required to any such assignment during the continuance of any Event of Default), (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class), (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment, Incremental Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Parent or any Subsidiary or the performance or observance by Parent or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Parent, the Borrowers, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Parent, the Borrowers, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and, if required, the written consent of Parent, the Swingline Lender and the Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph.

(f) Each Lender may without the consent of Parent, any Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) Parent, the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Guarantor or all or any substantial part of the Collateral).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to Parent and the Borrowers furnished to such Lender by or on behalf of Parent or the Borrowers; provided that, prior to any such disclosure of information designated by Parent or any Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Parent, the option to provide to any Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to any Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, Parent and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Parent and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) Neither Parent nor any Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k) In the event that S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace (or to request Parent and the Borrowers to use their reasonable efforts to replace) such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) of this Section), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) of this Section) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

SECTION 9.05. Expenses; Indemnity. (a) The Borrowers and Parent agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender and the Arrangers in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent, any Lender or any Arranger in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP and Moore & Van Allen, PLLC, counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b) The Borrowers and Parent agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank, each Arranger and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Credit Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Parent or any Subsidiary, or any Environmental Liability related in any way to Parent or any Subsidiary; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that Parent and the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined, in the manner provided below, as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither Parent nor any Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower or Parent against any of and all the obligations of any Borrower or Parent now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or Parent in any case shall entitle any Borrower or Parent to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers, Parent and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release any Guarantor (except as expressly provided in Section 9.17) or all or any substantial part of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, respectively. Notwithstanding the foregoing, if the terms of any amendment to this Agreement provide that any Class of Loans will be repaid in full and the Commitments of such Class (if any) terminated as a condition to the effectiveness of such amendment, then so long as the Loans and Commitments (if any) of such Class are in fact repaid and terminated upon the effectiveness of such amendment, such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents, the Fee Letter and the Rollover Agreement constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of Parent and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower, Parent or their respective properties in the courts of any jurisdiction.

(b) Each of Parent and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Parent or any Subsidiary or any of their respective obligations, (f) with the consent of Parent or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section. For the purposes of this Section, “Information” shall mean all information received from any Borrower or Parent and related to any Borrower or Parent or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by any Borrower or Parent; provided that, in the case of Information received from any Borrower or Parent after the date hereof, such information is clearly identified at the time of delivery as confidential. Information also includes all protected health information (“PHI”), as such term is defined in 45 C.F.R. 164.501, including information that concerns an individual’s past, present or future physical or mental health or condition, the provision of care to the individual, or the past, present or future payment for such care, and that directly or indirectly identifies an individual or that could reasonably be used to identify an individual. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information. Without limiting the generality of the foregoing, each Lender will (i) treat all PHI as confidential, (ii) not disseminate, disclose or otherwise use PHI in a manner inconsistent with the Health Insurance Portability and Accountability Act Privacy Regulations codified at 45 C.F.R. 160 et seq. (the “HIPAA Privacy Standards”), (iii) to the extent required by the HIPAA Privacy Standards, make PHI available to Parent and/or an individual for review and amendment according to HIPAA Privacy Standards, comply with applicable auditing and reporting requirements regarding the improper use or disclosure of PHI, and require agents or subcontractors who receive PHI to comply with the HIPAA Privacy Standards, and (iv) in accordance with the HIPAA Privacy Standards and as mutually agreed by each Lender and Parent, retain, destroy or return to Parent records that contain PHI.

SECTION 9.17. Release of Subsidiary Loan Parties and Collateral. (a) Notwithstanding any contrary provision herein or in any other Loan Document, if Parent shall request the release under any Security Document of any Subsidiary (other than a Borrower) or any Collateral to be sold or otherwise disposed of (including through the sale or disposition of any Subsidiary (other than a Borrower) owning any such Subsidiary or Collateral) to a Person other than Parent or a Subsidiary in a transaction permitted under the terms of this Agreement and shall deliver to the Collateral Agent a certificate to the effect that such sale or other disposition and the application of the proceeds thereof will comply with the terms of this Agreement, the Collateral Agent, if satisfied that the applicable certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary or such Collateral substantially simultaneously with or at any time after the completion of such sale or other disposition. Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent and shall not require the consent of any Lender.

(b) Notwithstanding any contrary provision herein or in any other Loan Document, if Harmony Behavioral Health, Inc. (or any successor thereto, “HBH”) becomes an HMO Subsidiary or an Insurance Subsidiary, HBH and Harmony Health Behavioral Health IPA, Inc. (“IPA”) shall immediately cease to be Loan Parties hereunder and under the Loan Documents and the Collateral Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of HBH and IPA substantially simultaneously with or at any time after the time at which HBH becomes an HMO Subsidiary or an Insurance Subsidiary. Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent and shall not require the consent of any Lender.

(c) Without limiting the provisions of Section 9.05, Parent and the Borrowers shall reimburse the Collateral Agent for all costs and expenses, including attorneys’ fees and disbursements, incurred by it in connection with any action contemplated by this Section.

SECTION 9.18. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Parent and the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Parent and each Borrower, which information includes the name, address and tax identification number of Parent and each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Parent and each Borrower in accordance with the USA Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

WCG HEALTH MANAGEMENT, INC.

by

Name:

Title:

THE WELLCARE MANAGEMENT GROUP, INC.,

by

Name:

Title:

COMPREHENSIVE HEALTH MANAGEMENT, INC.,

by

Name:

Title:

PARENT:

WELLCARE HEALTH PLANS, INC. (formerly known as WELLCARE HOLDINGS, LLC),

By

Name:

Title:

AGENTS AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank,

By

Name:

Title:

SIGNATURE PAGE TO WELLCARE

HOLDINGS, LLC, ET AL. CREDIT

AGREEMENT DATED AS OF MAY 13,

2004

Name of Institution:

by

Name:

Title: